UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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NATURE’S SUNSHINE PRODUCTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NATURE’S SUNSHINE PRODUCTS, INC.

2500 West Executive Parkway, Suite 100

Lehi, UT 84043

March 27, 2015

Dear Fellow Shareholder:

You are cordially invited to attend the 2015 Nature’s Sunshine Products, Inc. Annual Meeting of Shareholders, which will be held at our principal executive offices located at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, on Wednesday, May 6, 2015, at 10:00 a.m. Mountain Daylight Time.

The matters to be acted upon at the Annual Meeting are described in the accompanying notice of Annual Meeting of Shareholders and Proxy Statement. A copy of our annual report is also enclosed.

Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you hold, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to vote as promptly as possible. You may vote your shares by visiting the website http://www.proxyvote.com. To limit printing and other expenses for the Company and its shareholders, shareholders will not receive a printed copy of the proxy materials unless they have previously made a permanent election to receive these materials in printed form. Timely voting will ensure your representation at the Annual Meeting. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Thank you for your continued support of Nature’s Sunshine.

Sincerely,

/s/ GREGORY L. PROBERT
Gregory L. Probert
Chairman and Chief Executive Officer

NATURE’S SUNSHINE PRODUCTS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 6, 2015

To the Shareholders of Nature’s Sunshine Products, Inc.:

Notice is hereby given that the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) of Nature’s Sunshine Products, Inc., a Utah corporation (the “Company”), will be held at our principal executive offices located at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, on Wednesday, May 6, 2015, at 10:00 a.m. Mountain Daylight Time, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.                                      To elect nine directors of the Company’s Board of Directors (the “Board” or the “Board of Directors”). The Company intends to present for election the following nine nominees, all of whom are current directors of the Company:  Li Dongjiu, Albert R. Dowden, Kristine F. Hughes, Robert B. Mercer, Willem Mesdag, Gregory L. Probert, Mary Beth Springer,  Rebecca L. Steinfort and Jeffrey D. Watkins;

2.                                      To ratify the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.                                      To vote on an advisory resolution to approve the compensation of the Company’s named executive officers; and

4.                                      To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only shareholders of record as of the close of business on March 12, 2015, are entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you hold, it is important that your shares be represented and voted at the meeting. You may vote your shares by visiting the website http://www.proxyvote.com. To limit printing and other expenses for the Company and its shareholders, shareholders will not receive a printed copy of the proxy materials unless they have previously made a permanent election to receive these materials in printed form. For detailed information regarding voting instructions, please refer to the sections entitled “If I am a shareholder of record of Common Stock, how do I vote?” and “If I am a beneficial owner of shares held in street name, how do I vote?” beginning on page 2 of the accompanying proxy statement. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

By Order of the Board of Directors

/s/ RICHARD D. STRULSON
Richard D. Strulson
Lehi, Utah	Executive Vice President, General Counsel,
March 27, 2015	Chief Compliance Officer and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2015 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2015

The Proxy Statement, Proxy Card and Annual Report to Shareholders are available at

http://www.naturessunshine.com/us/company/investing/sec.aspx.

NATURE’S SUNSHINE PRODUCTS, INC.

PROXY STATEMENT

FOR

2015 ANNUAL MEETING OF SHAREHOLDERS

*                                         These items are not considered proxy solicitation materials and are not deemed filed with the Securities and Exchange Commission.

i

PROXY STATEMENT

FOR

2015 ANNUAL MEETING OF SHAREHOLDERS

The enclosed proxy is solicited on behalf of the Board of Directors of Nature’s Sunshine Products, Inc., a Utah corporation, for use at the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, May 6, 2015, and at any adjournment or postponement thereof. The Annual Meeting will be held at 10:00 a.m. Mountain Daylight Time at our principal executive offices located at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043. The proxy solicitation materials are being sent on or about March 27, 2015, to our shareholders entitled to vote at the Annual Meeting. In this proxy statement, “Nature’s Sunshine,” the “Company,” “we,” “us” and “our” refer to Nature’s Sunshine Products, Inc.

Pursuant to rules of the United States Securities and Exchange Commission (the “SEC”), we are providing our shareholders with access to our Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card (referred to as the “proxy materials”) and Annual Report for the year ended December 31, 2014 (referred to as the “Annual Report”), over the internet. Because you received by mail a Notice Regarding the Availability of Proxy Materials, including a notice of Annual Meeting of Shareholders (referred to as the “Notice”), you will not receive a printed copy of the proxy materials unless you have previously made a permanent election to receive these materials in printed form. Instead, all shareholders will have the ability to access the proxy materials and Annual Report by visiting the website at http://www.proxyvote.com. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice. In addition, all shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

QUESTIONS AND ANSWERS ABOUT THE 2015 ANNUAL MEETING

AND THIS PROXY STATEMENT

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will vote on the following three proposals, which are summarized in the preceding notice and described in more detail beginning on page 6 of this proxy statement:

•                  To elect nine directors of the Company’s Board of Directors (the “Board”) (Proposal One);

•                  To ratify the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal Two);

•                  To vote on an advisory resolution to approve the compensation of the Company’s named executive officers (Proposal Three); and

•                  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

What are the Board’s voting recommendations?

Our Board of Directors recommends that you vote your shares:

•                  FOR each of the nine director nominees to the Board (Proposal One);

•                  FOR the proposal to appoint Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal Two); and

•                  FOR the advisory (non-binding) resolution to approve the compensation of the Company’s named executive officers (Proposal Three).

Where are the Company’s principal executive offices located, and what is the Company’s main telephone number?

The Company’s principal executive offices are currently located at 2500 West Executive Parkway, Suite 100, Lehi, UT 84043. The Company’s main telephone number is (801) 341-7900.

Who is entitled to vote at the Annual Meeting?

The record date for the Annual Meeting is March 12, 2015. Only shareholders of record at the close of business on that date are entitled to vote at the Annual Meeting. As of March 12, 2015, 18,664,371 shares of our Common Stock, no par value per share, were outstanding and entitled to vote.

A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices.

How many votes do I have?

Each holder of Common Stock on the record date is entitled to one vote per share held. As a result, a total of 18,664,371 votes may be cast on each matter at the Annual Meeting.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record.  If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name.  If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a shareholder of record of Common Stock, how do I vote?

If you are a shareholder of record, you may vote using the internet, by telephone, or (if you received printed proxy materials) by mailing a completed proxy card. To vote by mailing a proxy card, please sign and return the enclosed proxy card in the enclosed prepaid envelope and your shares will be voted at the Annual Meeting in the manner you directed. The instructions for voting using the internet or telephone are set forth in the Notice. You may also vote your shares in person at the Annual Meeting. If you are a shareholder of record, you may request a ballot at the Annual Meeting.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are the beneficial owner of shares held in street name, you will receive instructions from the brokerage firm, bank, broker-dealer or other similar organization (the “record holder”) that must be followed for the record holder to vote your shares per your instructions. Please complete and return the voting instruction card in the prepaid postage envelope provided. Please also check with your record holder to see if you are eligible to vote your shares over the internet or by telephone.

If your shares are held in street name and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the record holder and bring it with you to the meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What is a quorum?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum. Accordingly, shares representing 9,332,186 votes must be present, in person or by proxy, at the Annual Meeting to constitute a quorum. Abstentions and “broker non-votes” will be counted for the purpose of determining whether a quorum is present for the transaction of business.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What is a broker non-vote?

If you are a beneficial owner of shares held in street name and do not provide the record holder with specific voting instructions, the record holder may generally vote on specified routine matters but cannot vote on non-routine matters. If the record holder does not receive instructions from you on how to vote your shares on a non-routine matter, the record holder will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” In the Annual Meeting, Proposal One (election of Directors) and Proposal Three (advisory vote on executive compensation) is considered a non-routine matter on which brokers are not empowered to vote. Accordingly, there may be broker non-votes on these proposals.

What vote is required for each item?

Approval of Proposal One: directors are elected by a plurality of the votes cast by the shares entitled to vote at the Annual Meeting. Accordingly, the nine nominees receiving the highest number of votes cast will be elected as directors. Abstentions will have no effect on the outcome of the election of candidates for director. Broker non-votes will have no effect on Proposal One. Should any nominee become unavailable to serve before the Annual Meeting, the proxies will be voted by the proxy holders for such other person as may be designated by our Board of Directors or for such lesser number of nominees as may be prescribed by the Board of Directors. Votes cast for the election of any nominee who has become unavailable will be disregarded.

Approval of Proposal Two requires the votes cast in favor of the proposal to exceed the votes cast against such proposal. Abstention will have no effect on the outcome of Proposal Two. The ratification of an independent registered public accounting firm is a matter on which a broker is generally empowered to vote. Accordingly, no broker non-votes are expected to exist in connection with Proposal Two.

Approval of Proposal Three, an advisory resolution on the compensation of the named executive officers, requires the votes cast in favor of the proposal to exceed the votes cast against such proposal. However, Proposal Three is only advisory and the outcome of the votes is not binding on the Company and the Board of Directors. Accordingly, abstention and broker non-votes will have no effect on the outcome of Proposal Three.

What happens if I do not give specific voting instructions?

If you are a shareholder of record and you submit your proxy, but do not specify in your proxy instructions how the shares represented thereby are to be voted, your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name and you do not specify how the shares represented thereby are to be voted, your broker may generally exercise its discretionary authority to vote your shares on routine matters (Proposal Two), but your broker will not be permitted to vote your shares with respect to non-routine matters (Proposals One and Three). See also above for an explanation of “broker non-votes.”

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy will give authority to the Board to vote on such matters at their discretion.

What if I receive more than one set of proxy materials, proxy card or voting instruction form?

If you receive more than one set of proxy materials, proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please vote your shares held in each account to ensure that all of your shares will be voted.

Who will count the votes and how will my vote(s) be counted?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If your proxy is properly submitted, the shares represented thereby will be voted at the Annual Meeting in accordance with your instructions.

Can I change my vote after I have voted?

If you are a shareholder of record, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another proxy card with a later date with the Corporate Secretary at Nature’s Sunshine Products, Inc., 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, or by submitting a new vote via internet or telephone. All voting revocations or changes must be received by the Corporate Secretary prior to the Annual Meeting to be valid. If you are a shareholder of record and attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted.

If you are a beneficial owner of shares held in street name, you should contact your record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting. Please note, however, that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a legal proxy issued in your name from your record holder.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in the Company’s Report on Form 8-K following the Annual Meeting, which the Company is required to file with the SEC within four days of the event.

How and when may I submit a shareholder proposal for the 2016 Annual Meeting of Shareholders?

In the event that a shareholder wishes to submit a proposal to be considered for presentation at the 2016 Annual Meeting of Shareholders and included in our proxy statement and form of proxy card used in connection with that meeting, the proposal must be forwarded in writing to our Corporate Secretary so that it is received no later than November 30, 2015. If the 2016 Annual Meeting of Shareholders is held on a date more than thirty calendar days from May 6, 2016, a shareholder proposal must be received a reasonable time before the Company begins to print and mail its proxy solicitation materials. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act. In addition, the proxy solicited by the Board for the 2016 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at that meeting, if we do not receive notice of such proposal prior to March 6, 2016.

If a shareholder wishes to present a proposal at our 2016 Annual Meeting of shareholders and the proposal is not intended to be included in our proxy statement relating to the 2016 Annual Meeting, the shareholder must give advance notice to us prior to the deadline (the “Bylaw Deadline”) for the Annual Meeting determined in accordance with our amended and restated bylaws (“Bylaws”). Under our Bylaws, in order to be deemed properly presented, the notice of a proposal must be delivered to our Corporate Secretary no later than March 6, 2016, and no earlier than February 5, 2016, which dates are the sixtieth (60th) day and the ninetieth (90th) day, respectively, prior to the anniversary of the date of this year’s Annual Meeting.

However, if we determine to change the date of the 2016 Annual Meeting so that it occurs more than 30 days prior to, or more than 30 days after, May 6, 2016, shareholder proposals intended for presentation at the 2016 Annual Meeting, but not intended to be included in our proxy statement relating to the 2016 Annual Meeting, must be received by our Corporate Secretary no earlier than the ninetieth (90th) day prior to such Annual Meeting and no later than the (i) sixtieth (60th) day prior to such Annual Meeting or (ii) the tenth (10th) day following the day on which public disclosure of the date of the Annual Meeting is made by the Company, whichever occurs later (the “Alternate Date”). If a shareholder gives notice of such proposal after the Bylaw Deadline (or the Alternate Date, if applicable), the shareholder will not be permitted to present the proposal to the shareholders for a vote at the 2016 Annual Meeting. All shareholder proposals must comply with the requirements of our Bylaws.

To forward any shareholder proposals or notices of proposals or to receive a copy of our Bylaws, you can write to the Corporate Secretary at Nature’s Sunshine Products, Inc., 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043.

Who will bear the cost of soliciting proxies?

The Company will bear the entire cost of the solicitation of proxies for the Annual Meeting, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy card and any additional solicitation materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage firms, banks, broker-dealers or other similar organizations holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees, and we will reimburse any reasonable expenses incurred for that purpose. No additional compensation will be paid to those individuals for any such services.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

Directors are elected at Annual Meetings of shareholders. Our Articles of Incorporation provide for the election of Directors for one-year terms expiring at the next annual meeting of shareholders. A Director appointed by the Board of Directors to fill a vacancy will serve until the next annual meeting.

On August 29, 2014, we announced that Li Dongjiu was appointed by the Board of Directors as a Director of the Company to fill a vacancy, effective August 26, 2014. On February 2, 2015, we announced that Rebecca L. Steinfort was appointed by the Board of Directors as a Director of the Company to fill a vacancy, effective January 27, 2015.

Director Qualifications

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. In addition, the Board believes that there are certain attributes that every director should possess. Accordingly, the Board and the Governance Committee consider the qualifications of Directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

To further develop the necessary attributes and skillset of the current Board, the Board has implemented a new board effectiveness and continuing education program. The Board gathered for an educational seminar with an independent governance consultant in early 2014 to initiate the process. The Board undertook self and peer evaluations to ensure appropriate performance and address any identified concerns.  Also, as part of the program, the Board has joined the National Association of Corporate Directors, or NACD. The NACD provides various resources to our Board members such as the following:

•                  Proprietary research, briefings, and governance news about current and emerging issues;

•                  Best-in-class continuing education and board training;

•                  Prestigious director credentials and strategic board composition analysis; and

•                  Networking with more than 14,000 directors and the nation’s most authoritative governance experts.

Nominees to Serve as Directors

The current members of the Board of Directors, who are nominees for election to the Board, are as follows:

Name	Age	Position	Director Since
Li Dongjiu	50	Director	2014
Albert R. Dowden	73	Director	2009
Kristine F. Hughes	76	Director, Vice Chairperson	1980
Robert B. Mercer	63	Director	2010
Willem Mesdag	61	Director, Lead Independent Director	2009
Gregory L. Probert	58	Director, Chairman and Chief Executive Officer	2011
Mary Beth Springer	50	Director	2013
Rebecca L. Steinfort	45	Director	2015
Jeffrey D. Watkins	54	Director	2009

The principal occupations and business experience, for at least the past five years, of each nominee for election to the Board as Directors are as follows:

Li Dongjiu. Mr. Li has served as the Senior Vice President of Shanghai Fosun Pharmaceutical (Group) Co., Ltd. since 2009. Prior to Fosun Pharma, he was a Deputy General Manager at North China Pharmaceutical Co. Ltd. from 1987 to 2009. He currently serves as a director of Sinopharm Group, and is the Vice President of the China Nonprescription Medicines Association (CNMA). Mr. Dongjiu received his M.A. of International Relations in Economy and Trade from Flinders University of South Australia in 2005; his M.S. of Management Science and Engineering from

Wuhan University of Technology in 1999; and his B.S of Chemical Engineering from the Dalian University of Technology in 1987.  Mr. Li’s extensive pharmaceutical and international experience enhances the Board’s knowledge and skill in these key areas.  Mr. Li is being nominated by the Company pursuant to an agreement between the Company and Fosun Pharma related to the Company and Fosun Pharma’s Chinese joint venture.

Albert R. Dowden. Mr. Dowden held various positions at Volvo Group North America, Inc. and AB Volvo from 1974 to 1998, including President and Chief Executive Officer of Volvo Group North America, Inc. from 1991 to 1998, Senior Vice President of AB Volvo from 1991 to 1998, and General Counsel AB Volvo’s North American operations from 1974 to 1979. Prior to Volvo, he practiced law with the New York-based international law firm of Rogers & Wells (now Clifford Chance). Mr. Dowden currently serves as a director of the Invesco Mutual Funds and various Reich & Tang mutual funds. Mr. Dowden is a founder and has served as managing director of The Boss Group, a Houston based private investment and management firm, since 2004. Mr. Dowden has previously served as a director of The Hertz Corporation, Volvo Group North America, Magellan Insurance Co., Genmar, National Media Corp. and CompuDyne Corp. Mr. Dowden received his J.D. from New York University School of Law in 1966 and his B.A. from Middlebury College in 1963. Mr. Dowden’s extensive operational, legal and corporate governance experience involving consumer-oriented public companies enhances the Board’s knowledge and skill in these key areas.

Kristine F. Hughes. Ms. Hughes has served as the Vice Chairperson of our Board of Directors since January 2013. Previously, she served as the Chairperson of our Board of Directors from December 1984 to December 2012. She was a co-founder in 1972 of Hughes Development Corporation, a predecessor of our Company, and has served as an officer or director of our Company and its predecessors since 1980. Ms. Hughes is the spouse of Eugene L. Hughes, one of our founders and a director emeritus. Ms. Hughes’ extensive experience as a co-founder, senior officer and member of the Board of Directors provides her with industry-specific management and governance knowledge and skills that strengthen the Board’s collective qualifications, skills and experience.

Robert B. Mercer. Mr. Mercer served as Vice President Dealer Operations for Mazda North America from 2007 to 2009 and as Vice President, General Counsel and Secretary for Mazda North America from 2002 until 2007, a position he also held with Volvo North America for approximately 20 years prior. While at Mazda, Mr. Mercer was a member of its Executive and Audit Committees, and was also responsible for Internal Audit. He has been elected to several corporate and charitable boards and currently serves as a member of the Board of Visitors of Duke Medicine and the Board of Directors of the Utah Chapter of Juvenile Diabetes Research Foundation. Mr. Mercer received his J.D. from University of Maryland School of Law in 1976 and his B.A. from Duke University in 1973. Mr. Mercer brings significant operational, legal and corporate governance experience to the Board, including experience with public, consumer-oriented companies, which supplements the Board’s skills in these key areas.

Willem Mesdag.  Mr. Mesdag is the Managing Partner of Red Mountain Capital Partners LLC, an investment management firm. Prior to founding Red Mountain in 2005, Mr. Mesdag was a Partner and Managing Director of Goldman, Sachs & Co., which he joined in 1981. Prior to Goldman Sachs, he was a securities lawyer at Ballard, Spahr, Andrews & Ingersoll, which he joined in 1978. Mr. Mesdag currently serves as a director of Destination XL Group, Inc. and Encore Capital Group, Inc. and previously served as a director of 3i Group plc, Cost Plus, Inc. and Skandia Group AB.  Mr. Mesdag received his J.D. from Cornell Law School in 1978 and his B.A. from Northwestern University in 1974. Having had an extensive career in international investment banking and finance and having served on the boards of a number of public and private U.S. and European companies, Mr. Mesdag brings to the Board significant knowledge and experience related to business and financial issues and corporate governance.

Gregory L. Probert. Mr. Probert has served as the Chief Executive Officer and Chairman of the Board of Directors since October 1, 2013. On April 1, 2013, he was appointed to serve as our Interim Chief Executive Officer, following his appointment as the Chairman of the Board in January 2013.  He served as the Executive Vice Chairman of the Board of Directors from June 2011 to December 2012, and as an independent consultant to the Company from September 2010 to June 2011. Previously, he was Chairman of the Board and Chief Executive Officer of Penta Water Company from 2008 to 2010.  Penta Water Company filed for bankruptcy protection in 2009.  Prior to that, he was President and Chief Operating Officer of Herbalife International of America from 2003 to 2008, Chief Executive Officer of DMX Music from 2001 to 2003, and held various senior positions at The Walt Disney Company from 1988 to 2000. Mr. Probert received his B.A. from University of Southern California in 1979. Mr. Probert brings to our Board significant direct selling experience, as well as extensive leadership and operational management skills in global consumer-oriented businesses, which strengthens the Board’s aptitude in these key areas.

Mary Beth Springer.  Ms. Springer held various positions at The Clorox Company from 1990 to 2011, including Executive Vice President and General Manager from 2009 to 2011; Group Vice President, Chief Strategy and Growth Officer from 2007 to 2009; Group Vice President and General Manager from 2005 to 2007; Vice President and General Manager from 2002 to 2004; and Vice President, Marketing from 2000 to 2002. Ms. Springer currently serves as a director of Central Garden & Pet Company and is a member of the Board of Trustees of Bryn Mawr College. Ms. Springer received her M.B.A. from Harvard Business School in 1990 and her A.B. from Bryn Mawr College in

1986. Due to her expertise and experience in the consumer products market, Ms. Springer will further stimulate the Board’s collective operational and growth policies and initiatives.

Rebecca L. Steinfort. Ms. Steinfort is the Chief Operating Officer of Paladina Health, a subsidiary of Davita Healthcare Partners, Inc. Prior to Paladina Health, she held executive positions at Davita Healthcare Partners, Inc., including Chief Marketing Officer from 2009 to 20012 and Chief Strategy Officer from 2009 to 2012. Prior to DaVita, Ms. Steinfort held various leadership positions at Quiznos from 2007 to 2009, including Executive Vice President and Chief Marketing Officer. Prior to Quiznos, Ms. Steinfort was a Senior Vice President with Level 3 Communications, LLC, where she was responsible for Integration and Development Services from 2005 to 2006 and Corporate Strategy from 2001 to 2005. Ms. Steinfort received her M.B.A. from Harvard Business School and her B.A. from Princeton University. Ms. Steinfort’s extensive healthcare, marketing and strategic experience enhances the Board’s knowledge and skill in these key areas.

Jeffrey D. Watkins.  Mr. Watkins is President of Prescott Group Capital Management, LLC, a registered investment advisor, and serves as the co-manager of Prescott Mid Cap, L.P. Prior to joining Prescott in July 2001, Mr. Watkins served for 18 years as a portfolio manager for Capital Advisors, Inc., a registered investment advisor. Mr. Watkins received his B.S.B.A. from the University of Tulsa in 1983.  Mr. Watkins previously served as a director of Annuity and Life Re, Ltd. and Carreker Corporation. As a result of these and other professional experiences, Mr. Watkins possesses particular knowledge and experience in finance and capital structure, which strengthens the Board’s collective qualifications, skills and experience.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that all of its current directors and nominees for election at the Annual Meeting, except Mr. Probert and Ms. Hughes, are independent directors under the current standards for “independence” established by NASDAQ. In making this determination, our Board considered Li Dongjiu’s affiliation with Fosun Pharma, one of our shareholders, Mr. Mesdag’s affiliation with Red Mountain Capital Partners LLC, an affiliate of one of our shareholders, and Mr. Watkins’ affiliation with Prescott Group Capital Management, LLC, one of our shareholders.

Board Committees

The Board of Directors has four standing committees: Audit Committee, Compensation Committee, Compliance Committee and Governance Committee. Each standing committee operates under a written charter adopted by the Board. You can access the current committee charters on our website at www.natr.com or by writing to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Lehi, Utah 84043.

With the exception of Ms. Hughes, who serves on the Governance Committee, the Board has determined that the committee chairs and members are independent under the current standards for “independence” established by NASDAQ. The current members of the committees are identified in the table below.

Director	Audit Committee	Compensation Committee	Governance Committee	Compliance Committee
Li Dongjiu			x
Albert R. Dowden		x	Chair
Kristine F. Hughes			x
Robert B. Mercer	Chair			x
Willem Mesdag			x	Chair
Mary Beth Springer	x	Chair
Rebecca L. Steinfort	x			x
Jeffrey D. Watkins	x	x

The Audit Committee.  The Audit Committee oversees our financial statements, preparation process and related compliance matters and performance of the internal audit function. The Committee is also responsible for engagement and oversight of our independent registered public accounting firm and reviews the adequacy and effectiveness of our internal control system and procedures. Our Board of Directors has determined that Robert B. Mercer, Mary Beth Springer, and Jeffrey D. Watkins of our Audit Committee are audit committee financial experts, as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.  Effective January 27, 2015, Mr. Dowden was replaced on the Audit Committee by Ms. Steinfort.

The Compensation Committee.  The Compensation Committee reviews compensation policies applicable to executive officers and board members, establishes the compensation to be paid to our Chief Executive Officer and Chairman and determines the compensation and benefits of all Directors on the Board. The Chief Executive Officer makes recommendations to our Compensation Committee with respect to the compensation of our other executive officers, and the Compensation Committee considers such recommendations in establishing the officers’ compensation. The Compensation Committee establishes the compensation to be paid to our Chief Executive Officer without input from the Chief Executive Officer. At the discretion of the Committee, compensation packages for the Chief Executive Officer, when appropriate, are submitted to the Board of Directors for final approval. In addition, the Compensation Committee evaluates the performance of our executive officers versus agreed upon objectives and administers or makes recommendations to the Board with respect to the administration of the Company’s equity-based and other incentive compensation plans.  All members of the Compensation Committee shall meet the independence and experience requirements of the NASDAQ Stock Market, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the SEC, as affirmatively determined by the Company’s Board.  In addition, at least two Committee members shall qualify as “non-employee directors” within the meaning of SEC Rule 16b-3 and as “outside dicretors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or such successor provisions.  Effective March 1, 2015, Mr. Mercer was replaced on the Compensation Committee by Mr. Dowden.

The Compensation Committee is authorized to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company’s executive officers and other key employees. The Compensation Committee retained the services of F.W. Cook, a leading compensation consulting firm, to provide advice and recommendations regarding the Company’s executive compensation programs, including equity compensation practices and cash compensation structure for executive officers. F.W. Cook also provides advice to the Compensation Committee with respect to the compensation and benefits of Directors of the Board.

The Governance Committee.  The Governance Committee makes recommendations to the Board of Directors about the size and composition of the Board or any of its committees, evaluates nominations received from shareholders, and develops and recommends to the Board corporate governance principles applicable to our Company. In selecting or recommending candidates, the Governance Committee takes into consideration any criteria approved by the Board, which may be set forth in any corporate governance guidelines adopted by the Board and such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any of its committees.

The Governance Committee may also consider director candidates proposed by management and by shareholders of the Company. Recommendations for consideration by the Governance Committee, including recommendations from shareholders of the Company, should be sent in writing, together with appropriate biographical information concerning each proposed nominee, to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043. The Governance Committee will consider a properly submitted shareholder nomination that meets the requirements under our Bylaws. Our Bylaws require, among other things, an advance written notice of the nomination in writing of not later than the sixtieth (60th), nor earlier than the ninetieth (90th) day, from the date of the annual meeting. This notice must also include certain information relating to the nominee and the nominating shareholders as described more fully in our Bylaws.

The Compliance Committee. To further mitigate any compliance risk, a Compliance Committee of the Board of Directors was created in 2014. The purpose of the committee of the Board of Directors of the Company shall be to oversee the Company’s efforts with respect to operational compliance.  “Operational Compliance” shall be defined to include: distributor compliance and direct selling best practices; employee compliance, including code of conduct and other mandated trainings; product and product distribution regulatory compliance, including adherence to FTC, FDA and other similar regulatory bodies’ mandates; and non-financial whistleblower reports. The committee shall consist of at least three directors, one of whom shall be the Chair of the Company’s Audit Committee. A majority of the members of the compliance committee shall meet the independence and experience requirements of the NASDAQ Stock Market, Section 10A(m)(3) of the Exchange Act and the rules and regulations of the SEC, as affirmatively determined by the Company’s Board.

Board Structure and Risk Oversight

Leadership Structure of the Board

Under our bylaws, the Board is not required to appoint our Chief Executive Officer as the Chairman of the Board, and the Board does not have a policy on whether the roles of Chief Executive Officer and Chairman of the Board should be separate. On April 1, 2013, we appointed Mr. Probert as the Interim Chief Executive Officer. Mr. Probert was subsequently appointed as the Chief Executive Officer, effective October 1, 2013. The Board believes that Mr. Probert’s role as the Chief Executive Officer will provide stability and continuity to the day-to-day operations of the Company in a time of transition, given his in-depth understanding of our business operations.

As our Chairman, Mr. Probert is responsible for chairing Board meetings and meetings of shareholders, setting the agendas for Board meetings and providing information to the Board members in advance of meetings and between meetings. All of our directors are independent under applicable NASDAQ corporate governance rules, except for Mr. Probert and Ms. Hughes. The Board believes that the independent directors provide effective oversight of management. In addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions without any members of management present. Furthermore, the independent directors have selected Willem Mesdag as the “Lead Independent Director” to coordinate and manage the activities of independent directors. The specific responsibilities of the Lead Independent Director include to:

•                  call, set agenda and preside over meetings of independent directors;

•                  consult with the Chairman on the content of the agenda for board and shareholder meetings;

•                  coordinate and lead the relevant activities of the Board on matters in which the Chairman has a conflict of interest;

•                  review the performance of the Chairman, following consultation with independent directors;

•                  recommend to the Chairman or approve, if appropriate, the retention of outside advisers and consultants to the Board; and

•                  perform such other duties as the Board may delegate to the Lead Independent Director.

        We believe that our leadership structure of the Board, including the combination of the Chairman and Chief Executive Officer positions, is appropriate because it provides both unified and consistent leadership and, combined with the Lead Independent Director, effective independent oversight and expertise in the management of our complex operations as a consumer product and direct-selling business.

Board’s Role in the Oversight of Risk Management

The Board of Directors is primarily responsible for assessing risks associated with the Company’s business. However, the Board delegates certain of such responsibilities to other groups. The Audit Committee is responsible for reviewing with management the Company’s policies and procedures with respect to risk assessment and risk management, including reviewing certain risks associated with our financial and accounting systems, accounting policies, investment strategies, regulatory compliance, insurance programs, and other matters. Under the direction of the Audit Committee, the Company’s internal audit department assists the Company in the evaluation and improvement of the effectiveness of risk management. In addition, under the direction of the Board and certain of its committees, the Company’s legal department assists in the oversight of corporate compliance activities. As discussed under “Risk Assessment of Compensation Programs,” the Compensation Committee also reviews certain risks associated with our overall compensation program for employees to help ensure that the program does not encourage employees to take excessive risks. In addition, the Governance Committee monitors the effectiveness of our corporate governance guidelines and policies and manages risks associated with the independence of the Board of Directors and potential conflicts of interest. On a regular basis and from time to time as necessary or appropriate, updates are provided by these groups to the Board of Directors regarding their risk assessment and risk management activities and other risk-related matters. To further mitigate any compliance risk, a Compliance Committee of the Board of Directors was created in 2014. The purpose of the committee shall be to oversee the Company’s efforts with respect to operational compliance.

Board Meetings in Fiscal Year 2014

During fiscal year 2014, our Board of Directors held 4 formal regular meetings and numerous informal informational sessions. Each member of the Board of Directors during fiscal year 2014 attended or participated in 75 percent or more of the aggregate of (i) the total number of regular meetings of the Board of Directors held during the fiscal year or the portion thereof following such person’s appointment to the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during the fiscal year or the portion thereof following such person’s appointment to one or more of those committees.

During fiscal year 2014, the Audit Committee held 4 formal meetings, as well as numerous informal informational sessions, the Compensation Committee held 5 formal meetings, as well as numerous informal meetings, and the Governance Committee held 4 formal meetings.

Annual Meeting Attendance

Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meetings of shareholders, directors are encouraged to attend such meetings. At the Annual Meeting of shareholders held in fiscal year 2014, all of our directors were in attendance.

Communications with Directors

We have not in the past adopted a formal process for shareholder communications with the Board of Directors. Nevertheless, the directors have endeavored to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. Communications to the Board of Directors may be submitted in writing to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043. The Board of Directors relies upon the Corporate Secretary to forward written questions or comments to named directors or committees thereof, as appropriate. General comments or inquiries from shareholders are forwarded to the appropriate individual within the Company, including the Chief Executive Officer, as appropriate.

Code of Ethics

We adopted a revised Code of Conduct on November 6, 2013, that applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and senior financial and accounting officers. The material changes to the Code were to (i) add an introductory letter from the Chairman and CEO, (ii) clarify existing principles and policies contained within the Code and (iii) add new sections to address (a) the importance of meeting quality standards, (b) workplace violence, (c) protecting Company property, (d) social media, (e) money laundering, (f) political and charitable activities, (g) environmental sustainability and (h) corporate citizenship. In addition to these material changes, several immaterial changes were made to enhance the presentation of the principles and policies contained within the Code. A copy of our Code of Conduct is available on our website at www.natr.com or by writing to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043. We intend to post on our internet website all amendments to, or waivers from, our Code of Conduct that are required to be disclosed by applicable law.

Director Compensation

The following table sets forth certain information regarding the compensation of each individual who served as a non-employee member of our Board of Directors during the 2014 fiscal year.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)(3)	Total ($)
Li Dongjiu	17,473	—	—	—	17,473
Albert R. Dowden	68,000	41,243	—	750	109,993
Kristine F. Hughes	75,000	41,243	—	19,656	135,899
Willem Mesdag	68,000	41,243	—	179	109,422
Robert B. Mercer	78,750	41,243	—	750	120,743
Mary Beth Springer	71,875	41,243	—	—	113,118
Jeffrey D. Watkins	73,625	41,243	—	—	114,868

(1)                                 Consists of retainer fees for service as a member of the Board paid on a monthly basis. The aggregate payments include the following categories of payments:

Name	Retainer ($)	Vice Chairperson Additional Retainer ($)	Committee Member Additional Retainer ($)	Total ($)
Li Dongjiu	17,473	—	—	17,473
Albert R. Dowden	50,000	—	18,000	68,000
Kristine F. Hughes	50,000	25,000	—	75,000
Robert B. Mercer	50,000	—	28,750	78,750
Willem Mesdag	50,000	—	18,000	68,000
Mary Beth Springer	50,000	—	21,875	71,875
Jeffrey D. Watkins	50,000	—	23,625	73,625

(2)                                 On May 7, 2014, the Board approved restricted stock unit grants (RSUs) of 3,729 shares of our Common Stock for each non-executive Director.  The RSUs vest in 12 monthly installments over a one-year period from the grant date subject to accelerated vesting upon a change in control. The shares that vest under each award will be delivered to the director upon the earlier of the director’s separation from the Board or the expiration of the 2-year restriction period subsequent to the vesting of the entire RSU grant. The amount reflected in column (c) above represents the grant date fair value of the RSUs calculated in accordance with FASB ASC Topic 718.

On September 19, 2014, the Company paid a special one-time cash dividend of $1.50 per common share. In accordance with the provisions of the Company’s stock incentive plans, additional RSUs were awarded based on the closing share price on the ex-dividend date in order to prevent a dilution of benefits or potential benefits intended to be made available to the RSU holders. Therefore, an additional 1,009 shares of RSUs were issued to compensate the Directors for the previously made RSU grants and no additional share-based compensation expense was recorded. See Note 11 to the Notes to Consolidated Financial Statements set forth in Item 1 of the 2014 Annual Report filed with the SEC on Form 10-K filed on March 13, 2015 for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded.

(3)                                 “All Other Compensation” includes the following amounts paid by the Company for the fiscal year ended December 31, 2014:

Name	Life Insurance Premiums ($)	Product Credit* ($)	Total ($)
Li Dongjiu	—	—	—
Albert R. Dowden	—	750	750
Kristine F. Hughes	18,165	1,491	19,656
Robert B. Mercer	—	750	750
Willem Mesdag	—	179	179
Mary Beth Springer	—	—	—
Jeffrey D. Watkins	—	—	—

*                                         Represents credits to purchase the Company’s products.

On May 3, 2012, the Board adopted a new non-employee director compensation plan that became effective on May 4, 2012.  Under the revised program, each non-employee director receives an annual grant of a restricted stock unit award with a grant date value equal to $50,000 (based on the closing selling price of our common stock on the grant date).  Each such award vests in 12 equal successive monthly installments over the 1-year period measured from the grant date subject to continued Board service and accelerates in full upon a change in control. The shares that vest under each award are delivered to the director upon the earlier of the director’s separation from the Board or the expiration of the 3-year period measured from the grant date.

Each non-employee Board member receives an annual retainer of $50,000 (pro-rated for any partial year of service).  In addition, each member of the Audit Committee receives a retainer of $10,000, with the Chairperson receiving an additional $10,000; each member of the Compensation Committee receives an additional retainer of $7,500, with the Chairperson receiving an additional $7,500; each member of the Governance Committee receives an additional retainer of $3,000, with the Chairperson receiving an additional $5,000; and each member of the Compliance Committee receives an additional retainer of $3,000, with the Chairperson receiving an additional $5,000.

Expenses.  Board members were reimbursed for travel and other expenses incurred in connection with their duties as directors to the extent such expenses were submitted to the Company for reimbursement.

The table below summarizes the equity-based awards held by the Company’s non-employee directors as of December 31, 2014.

	Stock Awards	Option Awards
Name	Number of Securities Underlying Restricted Stock Units	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Un- exercisable	Exercise Price of Options Exercisable ($)	Expiration Date of Options Exercisable
Li Dongjiu	—	—	—	—	—
Albert R. Dowden	11,199	25,000	—	2.35	9/24/2019
Kristine F. Hughes	11,199	—	—	—	—
Robert B. Mercer	11,199	25,000	—	5.79	10/14/2020
Willem Mesdag	11,199	25,000	—	2.35	9/24/2019
Mary Beth Springer	4,098	25,000	—	16.33	9/4/2023
Jeffrey D. Watkins	11,199	25,000	—	2.35	9/24/2019

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of each of the foregoing nominees to the Board of Directors.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors has, subject to shareholder approval, retained Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Deloitte & Touche LLP also served as our independent registered public accounting firm for fiscal year 2014. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. He or she will have an opportunity to make a statement at the Annual Meeting and will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

We engaged Deloitte & Touche LLP as our independent registered public accounting firm on February 2, 2007. The table below presents the aggregate fees incurred by the Company during the fiscal years ended December 31, 2014 and 2013 for professional services rendered by Deloitte & Touche LLP. All of the fees below were approved by the Audit Committee. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence and has concluded that it is.

	2014	2013
Audit Fees(1)	918,000	905,000
Audit-Related Fees(2)	203,000	100,000
Tax Fees(3)	519,000	390,000
All Other Fees	—	—
Total Fees	1,640,000	1,395,000

(1)         Reflects aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company’s consolidated financial statements for the fiscal years ended December 31, 2014 and 2013.

(2)         During the fiscal years ended December 31, 2014 and 2013, Deloitte & Touche provided services for audit related activities related to statutory audits.

(3)         Reflects aggregate fees billed by Deloitte & Touche LLP for tax services for the fiscal years ended December 31, 2014 and 2013 related to tax compliance and international tax guidance.

Pre-Approval Policies and Procedures

The Company reviews a schedule of audit and non-audit services expected to be performed by the Company’s independent registered public accounting firm in a given fiscal year. In addition, the Audit Committee may delegate authority to its Chairperson to pre-approve certain additional audit and non-audit services rendered by Company’s independent registered public accounting firm (other than services that have been generally pre-approved by the Audit Committee) during the period between meetings of the Audit Committee. The Chairperson must report any such pre-approval decisions to the Audit Committee at its next scheduled meeting. During the year ended December 31, 2014, 100 percent of the aggregate amounts set forth above under the captions “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were pre-approved by the Chairperson of the Audit Committee and subsequently reported to the Audit Committee in accordance with the procedures set forth above.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of Deloitte & Touche LLP

AUDIT COMMITTEE REPORT

In connection with the audited financial statements as of and for the year ended December 31, 2014, the Audit Committee (i) has reviewed and discussed the audited financial statements with management, (ii) has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, or any successful standard and (iii) has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Submitted by:

Robert B. Mercer, Chair

Albert R. Dowden

Mary Beth Springer

Jeffrey D. Watkins

The information contained in the above report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

PROPOSAL THREE:

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), the Company’s shareholders are entitled to vote to approve the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. Based upon the outcome of our 2011 say-on-pay frequency vote, the Company will hold an annual advisory say-on-pay vote until the next say-on-pay frequency vote which, in accordance with applicable law, will occur no later than the Company’s Annual Meeting of stockholders in 2017.  However, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or our Board or the Compensation Committee.

As described in the section titled “Compensation Discussion and Analysis,” the Company’s executive compensation programs are designed to attract, retain and reward executives whose contributions support the Company’s long-term success by linking executive compensation to Company performance. These programs have been designed to ensure alignment of management’s action with shareholder interests. Shareholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, which more thoroughly discusses how we believe our compensation policies and procedures complement our compensation philosophy. The Board and our Compensation Committee believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

Although the vote is an advisory, non-binding vote, the Board and the Compensation Committee value the opinions of the shareholders and will take into account the outcome of the vote when considering future compensation decisions affecting the Company’s executive officers.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement.

We are asking our shareholders to vote for the following resolution:

“RESOLVED, the compensation of the Company’s named executive officers as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion, is hereby APPROVED.”

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock as of February 1, 2015, except as otherwise stated, by (1) each person who is known by us to beneficially own more than five percent of the outstanding shares of our Common Stock, (2) each of our directors, (3) each of our named executive officers in the Summary Compensation Table, and (4) all directors and executive officers of the Company as a group. As of February 1, 2015, there were 18,574,802 shares of Common Stock issued and outstanding. To our knowledge and except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless we indicate otherwise, each holder’s address is c/o Nature’s Sunshine Products, Inc., 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043

Name and Address of Beneficial Owner	Number of Shares(1)	Percent of Class(2)
Beneficial Owners of More than 5%
Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (3)	2,854,607	15.4%
No. 268 South Zhongshan Road
Shanghai 200010, P.R. China
Red Mountain Capital Partners LLC (4)	2,407,801	13.0%
10100 Santa Monica Blvd, Suite 925
Los Angeles, CA 90067
Prescott Group Capital Management, LLC (5)	1,865,383	10.0%
1924 South Utica, Suite 1120
Tulsa, OK 74104
Nelson Obus (6)	1,823,639	9.8%
c/o Wynnefield Capital Management, LLC
450 Seventh Avenue, Suite 509
New York, New York 10123
First Wilshire Securities Management, Inc. (7)	1,273,950	6.9%
1224 East Green Street, Suite 200
Pasadena, CA 91106
Paradigm Capital Management, Inc. (8)	1,196,065	6.4%
9 Elk Street
Albany, NY 12207
Directors and Executive Officers
Willem Mesdag, Lead Independent Director (9)	2,439,902	13.1%
Jeffrey D. Watkins, Director (10)	1,897,484	10.2%
Kristine F. Hughes, Vice Chairperson of the Board (11)	879,267	4.7%
Gregory L. Probert, Chairman and Chief Executive Officer (12)	343,492	1.8%
D. Wynne Roberts, Chief Executive Officer of Synergy WorldWide (13)	144,024	*
Stephen M. Bunker, Executive Vice President, Chief Financial Officer & Treasurer (14)	112,385	*
Robert B. Mercer, Director (15)	33,363	*
Albert R. Dowden, Director (16)	33,140	*
Richard D. Strulson, Executive Vice President, General Counsel, Chief Compliance Officer, and Secretary (18)	27,221	*
Matthew L. Tripp, Executive Vice President and Chief Scientific Officer (19)	22,221	*
Mary Beth Springer, Director (17)	25,000	*
Rebecca L. Steinfort, Director (20)	25,000	*
Li Dongjiu, Director (21)	—	*
All Directors and named executive officers as a group (13 persons) (22)	5,982,499	32.2%

*                                         Less than one percent.

(1)                                 All entries exclude beneficial ownership of shares that are issuable pursuant to awards that have not vested or that are not otherwise exercisable as of the date hereof and which will not become vested or exercisable within 60 days of February 1, 2015.

(2)                                 Calculated based on 18,574,802 shares of our Common Stock outstanding on February 1, 2015, with percentages rounded to the nearest one-tenth of one percent. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but not treated as outstanding for computing the percentage of any other person.

(3)                                 On August 25, 2014, pursuant to the Stock Purchase Agreement, the Company issued 2,854,607 shares of its common stock (the “Shares”) to Fosun Pharma. The Shares were offered to Fosun Pharma in an offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) of the Securities Act, and Regulation D thereunder.

(4)                                 Based on Schedule 13F-HR filed with the SEC on February 13, 2015, and Schedule 13D/A filed with the SEC on September 2, 2014, by Red Mountain Capital Partners LLC (“RMCP LLC”), includes 2,407,801 shares held by Red Mountain Partners, L.P. (“RMP”). RMCP GP LLC (“RMCP GP”) is the general partner of RMP and RMCP LLC is the managing member of RMCP GP. Red Mountain Capital Management, Inc. (“RMCM”) is the managing member of RMCP LLC, and Willem Mesdag is the president, sole executive officer, sole director and sole shareholder of RMCM. Each of RMCP GP, RMCP LLC, RMCM and Mr. Mesdag may be deemed to beneficially own, and to have voting and dispositive power over, 2,407,801 shares held by RMP. Each of RMCP GP, RMCP LLC, RMCM and Mr. Mesdag, however, disclaims beneficial ownership of these shares.

(5)                                 Based on Schedule 13F-HR filed with the SEC on February 6, 2015, includes 1,865,383 shares purchased by Prescott Group Aggressive Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P. (collectively, the “Small Cap Funds”) through the account of Prescott Group Aggressive Small Cap Master Fund, G.P. (“Prescott Master Fund”), of which the Small Cap Funds are general partners. As general partner of the Small Cap Funds, Prescott Group Capital Management, LLC (“Prescott Capital”) may be deemed to beneficially own 1,865,383 shares. As the principal of Prescott Capital, Phil Frohlich may also be deemed to beneficially own the 1,865,383 shares held by Prescott Master Fund. Each of Prescott Capital and Mr. Frohlich, however, disclaims beneficial ownership of these shares. Prescott Capital and Mr. Frohlich have the sole voting and dispositive power over these shares.

(6)                                 Based on Schedule 13G/A filed with the SEC on February 17, 2015, includes 568,304 shares held by Wynnefield Partners Small Cap Value, L.P., 844,930 shares held by Wynnefield Partners Small Cap Value, L.P. I, 365,094 shares held by Wynnefield Small Cap Value Offshore Fund, Ltd., and 45,311 shares held by Wynnefield Capital, Inc. Profit Sharing Plan. Wynnefield Capital Management, LLC has an indirect beneficial interest in the shares held by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I, and Wynnefield Capital, Inc. have an indirect beneficial interest in the shares held by Wynnefield Small Cap Value Offshore Fund, Ltd. As co-managing member of Wynnefield Capital Management, LLC, principal executive officer of Wynnefield Capital, Inc., general partner of Channel Partnership II, L.P. and portfolio manager of Wynnefield Capital, Inc. Profit Sharing Plan, Mr. Obus may be deemed to have beneficial ownership in, and to have sole voting and dispositive power over, 1,823,639 shares. Mr. Obus, however, disclaims any beneficial ownership of these shares.

(7)                                 Based on Schedule 13G/A filed with the SEC on February 17, 2015, First Wilshire Securities Management, Inc. beneficially owns 1,273,950 shares, of which it has sole voting power over 245,632 shares and sole dispositive power over 1,273,950.

(8)                                 Based on Schedule 13G/A filed with the SEC on February 12, 2015, Paradigm Capital Management, Inc. has sole voting and dispositive power over these shares.

(9)                                 Includes options exercisable for 25,000 shares and vested awards for 7,101 shares of Common Stock within 60 days of February 1, 2015. See Footnote 4 above. Mr. Mesdag’s address is c/o Red Mountain Capital Partners LLC, 10100 Santa Monica Blvd, Suite 925, Los Angeles, CA 90067.

(10)                          Includes 1,865,383 share beneficially owned by Prescott Group Capital Management, LLC. As president of Prescott Group Capital Management, LLC, Mr. Watkins may be deemed to beneficially own, and to have shared voting and dispositive power over, these shares. See also Footnote 5 above. Mr. Watkins’s address is c/o Prescott Group Capital Management, LLC, 1924 South Utica, Suite 1120, Tulsa, OK 74104. In addition, includes options exercisable for 25,000 shares and vested awards for 7,101 shares of Common Stock within 60 days of February 1, 2015.

(11)                          Includes (i) 79,352 shares that Mr. Hughes holds indirectly and (ii) 799,275 shares held by various family trusts, of which Mr. and Ms. Hughes are co-trustees and beneficiaries. Both Mr. and Ms. Hughes have shared voting and dispositive power over these shares. In addition, includes vested awards for 7,101 shares of Common Stock within 60 days of February 1, 2015.

(12)                          Includes options exercisable for 303,125 of Common Stock within 60 days of February 1, 2015, and 40,367 shares that Mr. Probert holds directly.

(13)                          Includes options exercisable for 141,667 shares of Common Stock within 60 days of February 1, 2015, and 2,357 that Mr. Roberts holds directly.

(14)                          Includes options exercisable for 111,188 shares of Common Stock within 60 days of February 1, 2015 and 1,197 shares that Mr. Bunker holds directly.

(15)                          Includes options exercisable for 25,000 shares and vested awards for 7,101 shares of Common Stock within 60 days of February 1, 2015.

(16)                          Includes options exercisable for 25,000 shares and vested awards for 7,101 shares of Common Stock within 60 days of February 1, 2015.

(17)                          Includes options exercisable for 25,000 shares of Common Stock within 60 days of February 1, 2015.

(18)                          Includes options exercisable for 26,042 shares of Common Stock within 60 days of February 1, 2015 and 1,179 shares that Mr. Strulson holds directly.

(19)                          Includes options exercisable for 21,042 shares of Common Stock within 60 days of February 1, 2015 and 1,179 shares that Mr. Tripp holds directly.

(20)                          Includes options exercisable for 25,000 shares of Common Stock within 60 days of February 1, 2015.

(21)                          Due to certain legal and regulatory requirements related to the issuance of SEC-registered and NASDAQ-listed securities to Chinese nationals, the Company does not issue any options to Mr. Li.

(22)                          Includes options exercisable for 728,064 shares and vested awards for 35,505 shares of Common Stock within 60 days of February 1, 2015.

Changes in Control

We are not aware of any other arrangement or event, the occurrence of which would result in a change in control of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such directors, officers and 10 percent shareholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms furnished or available to the Company, the Company believes that its directors, officers and 10 percent shareholders complied with all Section 16(a) filing requirements for the fiscal year ended December 31, 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides disclosure about the policies and objectives underlying the compensation programs for our executive officers. Accordingly, we will address and analyze each element of the compensation provided to our current Chief Executive Officer, our Chief Financial Officer and the other executive officers named (named executive officers) in the Summary Compensation Table which follows this discussion. The Compensation Committee of our Board of Directors generally administers the compensation programs for our named executive officers.  However, our Board of Directors approves the base salary and cash bonus of our Chief Executive Officer.

Executive Summary

The Company’s overarching compensation goal is to reward our executives in a manner that supports a pay-for-performance philosophy, while maintaining an overall level of compensation that allows us to attract and retain the executive team.

We are a global company and our compensation decisions for 2014 were affected by geopolitical and international economic events outside of our control, particularly in Russia and Ukraine, which negatively impacted revenue and operating income results for the entire Company.  The Company has tried to score the incentive compensation plans in a manner that recognizes that unplanned world events were outside of the executive team’s control, while also recognizing the importance of ongoing operations to long-term shareholder creation.

•                              Including results from Venezuela’s discontinued operations, the Company’s consolidated net sales decreased 1.1 percent to $373.9 million in 2014, although the loss was the result of currency fluctuations.  If measured in local currency, net sales increased by 0.7 percent compared to 2013. The fluctuations in foreign exchange rates had an unfavorable $5.4 million impact on 2014 net sales.  The Company excludes the impact of foreign exchange rates when assessing its financial results for compensation purposes because it is viewed as not being within the control of the executive team. Operating income decreased by 33.1 percent compared to 2013, to $16.1 million during the year ended December 31, 2014.

•                              Overall revenue and operating income results for 2014 were materially harmed by events in Russia, Ukraine, and the surrounding region, as a result of the current political uncertainty in Ukraine and across the region, and the market decline in the value of the Ukrainian hryvnia and Russian ruble against the U.S. dollar. Although changes in exchange rates between the U.S. dollar and Ukrainian hryvnia do not result in currency fluctuations within our financial statements, the Company’s products in Ukraine and Russia are priced in local currencies pegged to current U.S. dollar exchange rates and therefore become more expensive when the local currency declines in value.  Overall, revenue from this region declined from $62.7 million in 2013 to $50.3 million in 2014 and operating income declined by almost $4 million.    Due to the unexpected and unpreventable nature of these events, the Compensation Committee made compensation decisions that adjusted the bonus goals after the first half of 2014.

•                              Operating income results were also impacted by strategic merger and acquisition (M&A) activity undertaken or considered in the first half of 2014.  The M&A activity was not included in the annual budget set at the start of the year and resulted in a China joint venture agreement with Fosun Pharma, which initiated the Company’s business presence in the rapidly growing and strategically important China market.  The Compensation Committee took these unplanned costs into consideration in determining appropriate 2014 compensation for the executive team.

The Company tries to provide compensation in a manner that is aligned with long-term performance and has tried to improve governance and risk mitigation elements within the compensation structure.

•                              We continue to structure a substantial portion of the total direct compensation of our named executive officers in the form of annual performance-based cash incentive and long-term stock-based compensation.  This allows us to create a positive relationship between our operational performance and shareholder return.

•                              Our annual bonus plan is designed to ensure that a significant portion of total cash compensation of our named executive officers is performance-based. In general our target total annual cash compensation is at or below the peer median.  Our CEO’s 2014 salary, equity grant, and total compensation value were all below the median of a peer group used by our independent compensation consultant, Frederic W. Cook & Co. (F.W. Cook), to benchmark pay and performance.

•                              As a result of our financial and overall business performance, we paid bonuses to our named executive officers for 2014 that averaged 78% of their target bonus amount. This below-target bonus was to reflect the Company’s pay-for-performance philosophy, while also taking into account the unplanned geopolitical events and M&A growth costs.

•                              No salary increases were made in 2014 to any member of the Company’s senior executive team.

•                              We granted equity awards in 2014 that vest based on service time considerations.  However, equity awards granted in 2015 have 50% of the restricted stock units (RSUs) based on multi-year EPS and revenue performance goals that are consistent with the newly created five year strategic plan.  These goals represent long-term growth that is above the 75th percentile of our peer group’s historical performance and reinforce the business strategy and impact of the China business opportunity.

•                              In 2014, the Compensation Committee retained F.W. Cook, a compensation consulting firm, to conduct a comprehensive benchmark study and advise the committee on structuring executive compensation to ensure that our compensation continues to retain and motivate our executive officers, and at the same time reinforces the Company’s strategic objectives.  F.W. Cook’s study found that base salaries and total target cash compensation for our named executive officers were mostly at or below the median of our peer group.  In some cases equity awards were also below the median and 2014 target total direct compensation was below the median of our peer group for most executive officers including the CEO.

•                              The Company’s five-year total shareholder annualized rate of return was 17%, which was above the median of the compensation peer group.

•                              The Company and CEO began discussions in 2014 and entered into an amended and restated employment contract in early 2015, that includes relocation from California to Utah by the end of 2015, which will end the need for the Company to reimburse him for temporary housing and travel expenses once the relocation is complete.

•                              The aforementioned amended and restated employment agreement also includes a cash compensation claw-back, stock ownership guidelines and 2015 equity awards that include change-of-control vesting acceleration provisions requiring both a (1) a Change-of-Control Event (as defined therein), and (2) termination of Mr. Probert’s employment or his resignation for Good Reason (as defined therein) within 24 months of the Change of Control Event.

Compensation Policy for Executive Officers.

We have designed the various elements comprising the compensation packages of our executive officers to achieve the following objectives:

•                              attract and retain qualified executives who will help the Company meets its goals;

•                              reflect individual accomplishments and contributions to the Company as well as overall Company performance; and

•                              align each executive officer’s interests with those of the Company’s shareholders.

The Compensation Committee seeks to achieve these objectives by:

•                              Establishing a compensation structure that is both market competitive and internally fair;

•                              Linking a substantial portion of compensation to the Company’s financial performance and the individual’s contribution to that performance;

•                              Providing below-target compensation for under-performance and upward leverage for exceptional performance; and

•                              Providing long-term equity-based incentives and encouraging direct share ownership by executive officers.

For our compensation programs, the Compensation Committee utilizes a combination of cash and equity incentive programs under which the compensation of the executive officers will vary with our performance and the market price of our common stock.  The general objective is to emphasize equity compensation over short-term cash compensation, but there is no target that applies to all officers.  The actual levels at which we may set compensation for a particular executive officer may vary based on the Company’s overall financial performance and an evaluation of each executive officer’s individual performance level, experience and his or her potential contribution to the Company’s future growth. Also, actual pay may be below the levels set as a target if performance is below our annual goals, as was the case in 2014 when bonus was funded below-target, and as will be increasingly true in 2015 as half of executive officer equity awards are subject to multi-year EPS and revenue performance goals that we believe are rigorous and require a high level of growth.

Setting Executive Compensation

Major compensation decisions for each fiscal year, including base salary adjustments, the determination of target annual bonus opportunities and the determination of long-term equity incentive awards, are generally made by the Compensation Committee during the first quarter of the current year. For the 2014 fiscal year, such decisions were made in March 2014.  The principal factors that the Compensation Committee consider when setting the compensation levels for the named executive officers are as follows:

•                              Comparison of the Company’s performance against certain operational and qualitative goals identified in the Company’s strategic plan;

•                              Comparative market data;

•                              Our Chief Executive Officer’s recommendations for the other named executive officers;

•                              Individual performance as assessed by the Compensation Committee, with input from the Chief Executive Officer as to the named executive officers other than himself; and

•                              Tenure, scope of responsibilities, experience and qualifications, future potential and internal pay equity.

Impact of 2014 Say-on-Pay Vote:  The most recent shareholder advisory vote on executive officer compensation required under the federal securities laws was held on May 7, 2014, after the Compensation Committee had approved the 2014 compensation of the named executive officers. More than 94 percent of the votes cast on such proposal were in favor of the compensation of the named executive officers, as that compensation was disclosed in the Compensation Discussion and Analysis and the various compensation tables and narrative that appeared in the Company’s proxy statement dated March 28, 2014.  Based on that level of shareholder approval, the Compensation Committee decided not to make any material changes to the Company’s compensation philosophies, policies and practices for the remainder of the 2014 fiscal year.  However, the Compensation Committee will continue to take into account future shareholder advisory votes on executive compensation in order to determine whether any subsequent changes to the Company’s executive compensation programs and policies would be warranted to reflect any shareholder concerns reflected in those advisory votes. Further, the Committee is working to improve the ongoing program in 2015 and beyond in spite of the high level of shareholder support for past practice.  Based on the voting preference of our shareholders, the frequency of future Say-on-Pay votes will be every year.

Role of External Advisor:  In 2014, the Compensation Committee engaged the services of F. W. Cook, a leading consulting firm in the area of executive compensation, to conduct an independent comprehensive benchmark study of executive compensation practices at the Company against other comparable public companies in our industry.

Benchmarking:  In setting executive officer compensation opportunities for 2014, the Compensation Committee referenced the Executive Compensation Report provided by F.W. Cook in early 2012.  A similar study was completed by F.W. Cook in November 2014, which was used for market comparisons and to help set 2015 compensation.

The peer companies utilized for the 2012 study that was used to set 2014 compensation, as well as the 2014 peer companies used for confirmation and benchmarking for 2015 decisions were selected by the Compensation Committee, in accordance with the recommendation of F.W. Cook, on the basis of objective industry classifications and financial size criteria (revenue and market capitalization at the time of the study).  The Compensation Committee believes that all of the peer companies represent primary competitors for executive talent and investment capital.    Competitive comparisons in 2012 were based on a peer group of 18 publicly traded U.S.-based specialty retail and personal products companies and the late 2014 study was based on 15 such companies.  Nature’s Sunshine’s revenue is slightly below the median of the peers and this was considered in setting pay levels, where most officers have cash compensation that is below the peer median.

The companies in the 2012 peer group are listed below:

Hain Celestial Mannatech Nu Skin Enterprises	NutriSystem Prestige Brands Revlon
Elizabeth Arden	Medifast
Blyth	Boulder Brands
Vitamin Shoppe	Vitacost.com
USANA Health Sciences	Synutra
Inter Parfums	Omega Protein
Perfumania Holdings	Nutraceutical

In 2014, the peer group was reviewed and Inventure Foods, and LifeVantage were added as peers (both are smaller than us), while Hain Celestial, Mannatech, Prestige Brands, Revlon and Synutra were removed from the 2014 peer for being too large or too small for direct compensation comparison, or because they are a foreign company with a foreign pay model.

Role of Management:  As in prior years, our Chief Executive Officer presented to the Compensation Committee his recommendations for 2014 base salaries, bonuses and equity grants for the named executive officers (other than himself), taking into consideration the expected total cash compensation for such officers for 2014 and the comparative market data for total cash compensation for comparable positions.  These recommendations were based on the Company’s performance measured in terms of the sales revenue and operating income levels attained by the division for which the executive was primarily responsible, where applicable, or by the Company as a whole, as well as the executive’s performance against individual performance objectives, and the comparative analysis of the Company’s compensation practice to market for each such officer.  The Compensation Committee discussed these recommendations with the Chief Executive Officer and made the final determination on the base salaries, bonuses and equity grants for these officers based on these recommendations and its review of the Executive Compensation Report, with such adjustments as it deemed appropriate.

The Compensation Committee recommended to our Board of Directors the base salary and cash bonus for our Chief Executive Officer.  The Board approved the Chief Executive Officer’s compensation as recommended by the Compensation Committee.  As noted, The Company and the CEO entered into a new employment contract in early 2015. Further discussion of this new agreement is included below.

Elements of Compensation.  Each executive officer’s compensation package consists of three elements: (i) a base salary, (ii) a cash bonus based upon Company financial performance and the individual officer’s personal performance, and (iii) participation in long-term, stock-based incentive awards, in the form of stock options and restricted stock units. In addition, the named executive officers are provided with certain benefits and perquisites and are entitled to certain severance benefits in the event their employment terminates under certain specified circumstances, as more fully described below.

Each of the major elements comprising the compensation package for executive officers (salary, bonus and equity) is designed to achieve one or more of the Company’s overall objectives in fashioning a competitive level of compensation, tying compensation to performance and establishing a meaningful and substantial link between each executive officer’s compensation and our long-term financial success.

There is no pre-established policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components, nor are there any pre-established ratios between the Chief Executive Officer’s compensation and that of the other named executive officers. Instead, the mix of compensation for each named executive officer is based on a review of the market data and a subjective analysis of that individual’s performance and contribution to the Company’s financial performance. Our mix of compensation elements is designed to reward results and motivate long-term performance through a combination of cash and equity incentive awards.

Base Salary.  Base salary is intended to attract and retain qualified executives and to provide a level of security and stability from year to year and is not dependent to any material extent on the Company’s financial performance. The F.W. Cook 2014 review of executive compensation indicated that base salaries for certain of our executive officers were below the 50th percentile of our peer group, including the CEO’s salary.

After reviewing financial performance, the Executive Compensation Report and the CEO’s recommendations, the Compensation Committee did not approve and award salary increases to the executive officers during 2014.

Name	Base Salary as of December 31, 2014 ($)	Base Salary as of January 1, 2014 ($)	Percentage Increase (%)
Gregory L. Probert	525,000	525,000	—
Stephen M. Bunker	305,000	305,000	—
D. Wynne Roberts	415,000	415,000	—
Richard D. Strulson	305,000	305,000	—
Matthew L. Tripp	275,000	275,000	—

Cash Bonus.  The cash bonus program is designed to advance a pay-for-performance policy by bringing the total cash compensation for our executives to target in a typical year and to exceed target when justified by Company performance.

For 2014, the Compensation Committee adopted a performance-based bonus plan, with 65% of the bonus based on the attainment of corporate financial performance goals and 35% based on the Compensation Committee’s subjective evaluation of performance against individual objectives to take into account accomplishments not directly accounted for by an analysis of the Company’s financial performance.  In addition, the Compensation Committee retained the discretion to increase or decrease the aggregate bonus amount to be paid to any individual under the bonus plan by up to 10% of that person’s aggregate target, based on its subjective evaluation of general corporate and individual performance.

The 2014 target bonuses (as a percentage of base salary) for each named executive officer are as follows:

Name	Target Bonus (as % of Base Salary)
Gregory L. Probert	100%
Stephen M. Bunker	55%
D. Wynne Roberts	75%
Richard D. Strulson	55%
Matthew L. Tripp	50%

The portion of the bonus to be based on the attainment of corporate financial performance goals required attainment of minimum financial performance thresholds and could range from 50% to 200% of the targeted dollar amount of the bonus attributable to these financial goals. The maximum bonus payable under the plan to any named executive officer is 175% of his or her target amount.

The corporate performance goals were revenue (30%) and operating income (35%), both excluding foreign currency exchange impact since it is outside the control of the executive team and the goal of the cash bonus program is to reward operating achievement.  Compensation decisions, including the bonus goals were set in March 2014, for the 2014 fiscal year.  However, this was before it became clear the extent to which political uncertainty existed in our second largest market, Russia/Central and Eastern Europe. Net sales decreased primarily as a result of the current political uncertainty in Ukraine and across the region, and the market decline in the value of the Ukrainian hryvnia and Russian ruble against the U.S. dollar. Although changes in exchange rates between the U.S. dollar and Ukrainian hryvnia do not result in currency fluctuations within our financial statements, the Company’s products in Ukraine and Russia are priced local currencies pegged to current U.S. dollar exchange rates and therefore become more expensive when the local currency declines in value. The decline in the value of the Ukrainian hryvnia and Russian ruble against the U.S. dollar that began in early 2014, and the unexpected effect that the insurgency had on the business environment, led the Compensation Committee to determine that it would be fair to adjust the executive bonus goals after the first half of the year for events outside of management’s control. This adjustment included a revision in the corporate performance goals for revenue and operating income in Russia, Central and Eastern Europe. This adjustment amounted to $10.5 million in revenue and $2.8 million in operating income.  The Compensation Committee also made the decision not to include unexpected non-operating costs ($1.944 million) from unplanned M&A activity, including the Fosun deal that allowed us to enter into the China market.  The M&A costs reduced the 1st half operating income results.  All other previously established bonus goals were left unchanged.

Following the Committee’s adjustments, the funding schedule for the corporate portion of the first half bonus was as follows, with the actual payout calculations based on linear interpolations of the funding slopes, rather than by the sample thresholds below:

Revenue (30% of target bonus) (excluding foreign currency exchange impact)			Operating Income (35% of target bonus) (excluding foreign currency exchange impact)
1st Half 2014 Revenue (mils)		Payout as % of Target	1st Half 2014 Operating Income (mils)		Payout as % of Target
	$182.2	50.0%		$13.1	50.0%
	$188.0	75.0%		$13.9	75.0%
Goal	$193.8	100.0%	Goal	$14.6	100.0%
	$197.1	120.0%		$15.2	120.0%
	$200.2	140.0%		$15.8	140.0%
	$203.5	160.0%		$16.3	160.0%
	$206.8	180.0%		$16.9	180.0%
	$209.9	200.0%		$17.5	200.0%

1st half 2014 bonuses based on corporate performance were based on the following results:

Revenue (excluding foreign currency exchange impact)			Operating Income (excluding foreign currency exchange impact)
1st Half 2014 Revenue (mils)	% Target Achieved	Payout as % of Target	1st Half 2014 Operating Income (mils)	% Target Achieved	Payout as % of Target
$190.5	98.3%	86.8%	$14.9	102.3%	111.5%

The funding schedule for the corporate portion of the second half bonus was as follows:

Revenue (30% of target bonus) (excluding foreign currency exchange impact)			Operating Income (35% of target bonus) (excluding foreign currency exchange impact)
2nd Half 2014 Revenue (mils)		Payout as % of Target	2nd Half 2014 Operating Income (mils)		Payout as % of Target
	$176.1	50.0%		$12.4	50.0%
	$181.7	75.0%		$13.1	75.0%
Goal	$187.4	100.0%	Goal	$13.8	100.0%
	$190.5	120.0%		$14.3	120.0%
	$193.5	140.0%		$14.9	140.0%
	$196.7	160.0%		$15.4	160.0%
	$199.9	180.0%		$16.0	180.0%
	$202.9	200.0%		$16.5	200.0%

2nd half 2014 bonuses based on corporate performance were based on the following results:

Revenue (excluding foreign currency exchange impact)			Operating Income (excluding foreign currency exchange impact)
2nd Half 2014 Revenue (mils)	% Target Achieved	Payout as % of Target	2nd Half 2014 Operating Income (mils)	% Target Achieved	Payout as % of Target
$188.8	100.8%	109.6%	$3.2	23.0%	0.0%

On a full year blended basis, 98% of the 30% revenue target was achieved (this is 29.4% of target) and 56% of the 35% operating income target was achieved (this is 19.6% of target).  The remaining 35% of bonus potential was based on each executive’s individual performance.

In determining the bonus for each executive officer, the Compensation Committee reviewed the executive’s individual performance and the date of employment with the Company for the executives employed during 2014, as well as general corporate performance not otherwise captured in the financial performance goals.  The Compensation Committee determined that although a portion of the financial performance goals were not met, the Company’s management made substantial progress on key objectives in support of long-term growth.  These key objectives included the development of a detailed five-year strategic plan, a strategic joint venture in China and the resultant initiation of the Company’s entry into the China market, the recruitment of key additional management team members, the improvement of corporate leadership throughout the organization, and the restructuring of the Company’s business units and segments to improve efficiencies and to capitalize on the Company’s strengths of product quality and distribution channels.  In addition, the Compensation Committee recognized the challenge of the current global economic environment, particularly in markets that represent a significant portion of the Company’s business, such as Russia and the surrounding region.  The Committee determined that, in accordance with its discretion as established in the bonus plan, it should award bonuses that reflect each executive officer’s individual performance in light of the circumstances described above, to achieve their appropriate levels of compensation.

Applying these factors and methodology, on February 25, 2015, the Board of Directors, based on the recommendation of the Compensation Committee, awarded Mr. Probert a bonus in the amount of $422,625, which was 80.5% of target.  When combining 1st and 2nd half results, this represented a blended 98% of target for net sales revenue (29.4% out of 30%), a blended 56% of target for operating income (19.6% out of 35%), and 31.5% of target for individual performance out of 35%.

The Compensation Committee awarded bonuses for the other named executive officers on February 25, 2015, as follows: Mr. Bunker—$126,232; Mr. Roberts—$214,763; Mr. Strulson—$140,910; and Mr. Tripp—$115,500.   Each of the named executive officer’s bonus represented a blended 98% of target for net sales revenue (29.4% out of 30%), a blended 56% for operating income (19.6 out of 35%), and a range of 20.0% to 35.0% of target for individual performance (out of 35%).  The average bonus payout for the other named executive officers was 76% target.

In determining the bonus for each executive officer, the Compensation Committee reviewed the executive’s individual performance and made the following determinations:

Executive	Basis for Committee’s Determination
Stephen M. Bunker

As the Company’s Chief Financial Officer, Mr. Bunker strengthened the Company’s finance department talent and capabilities; improved the Company’s budget and planning processes; and developed and implemented a long-term tax strategy and plan.

D. Wynne Roberts

As the Company’s President and Chief Operating Officer, Mr. Roberts played a primary role in the development of the long-range strategic growth plan; set clear priorities at the business segment and country level for investment and resources; and effectively implemented the organizational restructuring.

Richard D. Strulson	Mr. Strulson has built a strong legal team, including hiring an experienced general counsel for China and Asia, and created a new distributor compliance department.
Matthew L. Tripp

Dr. Tripp has defined and developed the Company’s science strategy and vision to achieve higher organic growth and profitability through innovation. He has also evaluated and is working to optimize the product road map in order to enhance competitive differentiation and clinical performance.

Long-Term Incentives.  We provide long-term incentives in the form of stock option and restricted stock unit grants. The Compensation Committee believes that equity grants align the interests of the executive officer with those of the shareholders and provide the officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Beginning in 2010, the vesting of a significant portion of stock options has been tied to the attainment by the Company of certain operating metrics. For example, 25% of the stock option grants were tied to operating metrics in both 2012 and 2013. However, for the 2014 equity grants, the vesting was solely based on service conditions due to the appointment of a new CEO in 2013, and the new strategic plan that was in the process of being implemented at the time of the grant. Now that the new strategic plan has been implemented, the 2015 equity grant will consist of a greater portion of equity that is tied to the Company’s operating metrics. The Committee believes that performance-based equity further rewards long-term decision making and value creation, and align shareholders’ and managements’ interests.

2014 Awards.  On February 11, 2014, the Compensation Committee approved the grant of stock options and restricted stock units of Common Stock of the Company under the 2012 Plan to certain named executive officers.  The number of shares subject to each grant is as follows:

Name	Restricted Stock Units	Stock Options
Gregory L. Probert	16,667	50,000
Stephen M. Bunker	5,834	17,500
D. Wynne Roberts	11,667	35,000
Richard D. Strulson	5,834	17,500
Matthew L. Tripp	5,834	17,500

The 2014 equity grants vest in equal annual installments over a 4-year period of service measured from the grant date.  The vesting will accelerate in full upon termination by reason of death or disability and certain terminations of employment following a change in control. The awards are designed to act as retention tools and to continue to incentivize the officers and align their interests with those of the shareholders. The exercise price per share of the stock options was originally granted at $15.38, the closing price per share of our common stock on the grant date. On September 19, 2014, the Company paid a special cash dividend of $1.50 per common share. In accordance with the provisions of the Company’s stock incentive plans, the exercise price of all outstanding stock options on the ex-dividend date were decreased by $1.50 per share in order to prevent a dilution of benefits or potential benefits intended to be made available to the stock option holders. This is a required adjustment for a capital event in the plan and was not a repricing, since it followed a special cash dividend.  As such, the current exercise price is $13.88. Each stock option has a term of ten years.

The Company believes the vesting acceleration of equity awards upon a change in control is appropriate as those awards are designed to serve as the primary vehicle for wealth creation and the accumulation of financial resources for their retirement years, and a change in control event is an appropriate liquidation point for awards intended for such purpose. The Company does not provide the executive officers with any defined benefit pension plan or supplemental executive retirement plan, and the only other opportunities for wealth accumulation and retirement funds is through the limited deferral opportunities provided under the Company’s 401(k) savings plan and the non-qualified deferred compensation plan.

Future Grants.  The Compensation Committee expects to make future grants on a discretionary basis. The Compensation Committee does not have any policy or practice of timing awards to the release of the Company’s financial reports.

Executive Officer Perquisites.    In 2014, we provided each of our named executive officers the opportunity to receive up to $2,500 for tuition assistance; however, none of our executive officers elected to receive tuition assistance. These perquisites are not a significant component of our executive compensation program. In addition, Mr. Probert who was hired as full-time CEO in 2013 and had not yet moved to Utah from his California residence was reimbursed for commuting expenses, temporary living accommodations and the associated personal tax liability. However, in connection with an amendment and restatement to Mr. Probert’s employment agreement more fully described below, Mr. Probert will move to Utah from California in 2015, which will end the need to reimburse him for temporary housing and travel, after a lump sum payment to assist in commuting during a relocation transition period.

Other Programs.  Our executive officers are eligible to participate in our 401(k) employee savings plan, medical plans and other benefit plans on the same basis as all other regular U.S. employees.

Deferred Compensation Programs.  The Company has adopted a deferred compensation plan, the SEDP, for its executive officers, certain other selected employees and its non-employee directors to enable them to save for retirement by deferring their income and the associated tax to a future date following termination of employment. Under the SEDP, the named executive officers and other participants have the opportunity to defer compensation to future dates specified by the participant with a return based on investment alternatives selected by the participant. The Company believes that the SEDP is comparable to similar plans offered by its competitors. The amounts deferred under the SEDP for the named executive officers are reported below in the Summary Compensation Table and the Nonqualified Deferred Compensation Table.

Stock Ownership Guideline.  The new CEO employment agreement contains a stock ownership guideline wherein Mr. Probert agrees to maintain ownership of capital stock or an equity position in the Company having an aggregate value in the amount of One Million Dollars ($1,000,000).  The agreement provides that such equity position may be maintained by accumulating such Equity through the vesting of Mr. Probert’s future grants of stock options and RSUs, in addition to shares of the Company’s capital stock that Mr. Probert currently owns, and the vesting of his existing grants of stock options and RSUs.  Mr. Probert currently meets this requirement.

Clawback Policy.  The agreement also includes a global incentive “clawback” provision pursuant to which, in the event that during the agreement, and for a period of two (2) years after termination of the agreement, Company  is required  to restate its financial statements due to a material non-compliance with any applicable financial reporting requirement or securities law as determined by the Company’s Board of Directors, Company shall have the right, exercisable in its sole discretion, to review the amount of cash compensation paid to Mr. Probert and the amount of unvested equity compensation granted to him pursuant to existing grants of stock options and RSUs (collectively, “Compensation”) during the period of time encompassed by the restatement, provided, however, that this look-back period shall be no longer than two (2) years, and recalculate Mr. Probert’s Compensation for the look-back period based upon the restated financial statements.  If, pursuant to this review and recalculation, the amount of Compensation that the Company would have paid under the restated financial statements for the look-back period is less than the actual amount of Compensation that was paid to Mr. Probert during the look-back period, Mr. Probert shall repay the difference to Company in a time and manner mutually agreed to between Company and Mr. Probert.

Hedging.  Company policy prohibits executives from entering into hedging transactions (such as put and call options) that would operate to lock-in value of their equity compensation awards at specified levels. Executive officers are also prohibited from pledging the Company’s stock or holding such stock in margin accounts. Accordingly, similar to any other shareholder, the executive officers bear the full risk of economic loss with respect to their equity holdings.

Employment Agreements.  We have entered into employment agreements with each of our named executive officers. We believe the agreements allow our named executive officers to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situations during periods when substantial disruptions and distractions might otherwise prevail. Upon the cessation of a named executive officer’s employment due to termination by the Company without cause or by reason of death or incapacity, the named executive officer, with the exception of Mr. Probert, will receive continued payment of his or her base and reimbursement for medical insurance coverage for a period of 12 months.  Mr. Bunker is also entitled to a reimbursement of up to $6,000 of any tax liability incurred by him in the event benefits received pursuant to continued health coverage result in taxable income.

In 2015, we entered into an amended and restated employment agreement with Gregory L. Probert. A summary of the material terms of Mr. Probert’s agreement are described more fully below.

A summary of the material terms of the officer employment agreements, together with a quantification of the severance benefits payable under those agreements to each of the executive officers named in the Summary Compensation Table may be found in the section below entitled “Employment Agreements and Potential Payments upon Termination or Change in Control.”

Compliance with Internal Revenue Code Section 162(m).  Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their named executive officers to the extent such compensation exceeds $1.0 million per covered officer in any year.  The limitation applies only to non-performance-based compensation under the terms of Section 162(m).  We attempt to structure our compensation arrangements to achieve deductibility under Section 162(m), unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives.  The compensation paid to our named executive officers for 2014 did not exceed the $1.0 million threshold per officer.  However, as we continue to increase salaries and bonuses for our named executive officers, together with the amounts recognized from equity awards, it is possible that the non-performance-based compensation payable to our named executive officers will exceed the $1.0 million limit in one or more future years.  We believe that in establishing the cash and equity incentive compensation programs for our named executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more named executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to our financial performance or through equity awards, which together with base salary in the aggregate may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the named executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis disclosure with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:

Mary Beth Springer, Chair

Robert B. Mercer

Jeffrey D. Watkins

Compensation Committee Interlocks and Insider Participation.  No member of the Compensation Committee, at any time during 2014, was an officer or employee of the Company. None of our executive officers, with the exception of Mr. Probert, as noted above, at any time during 2014, served on the Board of Directors or Compensation Committee of any entity that had one or more executive officers serving as a member of our Board or our Compensation Committee.

Compensation Risk Assessment

The Company’s compensation programs are designed to maintain an appropriate balance between incentives for long-term and short-term performances by utilizing a combination of compensation components, including base salary, annual cash bonus awards and long-term equity awards. Although not all employees in the organization have compensation comprised of all three of these components, our compensation programs are generally structured so that any cash bonus awards based on short-term performances are not likely to constitute the predominant element of an employee’s total compensation package and that other components will serve to balance the package. For this reason, the Company does not believe that its use of any cash bonus awards based upon short-term performance is reasonably likely to encourage excessive risk-taking by the participants in those compensation programs.

In addition, a newly instituted stock ownership guideline for the CEO moderates the incentive to take excessive risk.

Executive Compensation

The following table sets forth a summary, for the years ended December 31, 2014, 2013 and 2012, of the compensation of the principal executive officer, the principal financial officer and the three most highly compensated executive officers of the Company (not including the principal executive officer and the principal financial officer) whose total compensation for the 2014 fiscal year was in excess of $100,000 and who were serving as executive officers at the end of 2014. The listed individuals shall be hereinafter referred to as the “named executive officers.” No other executive officers who would have otherwise been includable in such table on the basis of total compensation for 2014 have been excluded by reason of their termination of employment or change in executive status during that year.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)(1)	Non-Equity Incentive Plan ($)(2)	Stock Option Awards ($)(3)	Restricted Stock Unit Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Gregory L. Probert,	2014	525,000	422,625	326,500	239,672	128,304	1,642,101
Chief Executive Officer(A)	2013	456,865	358,063	775,250	—	146,545	1,736,723
	2012	240,000	108,000	361,000	—	81,311	790,311

Stephen M. Bunker,	2014	305,000	126,232	114,275	83,894	11,030	640,431
EVP, CFO & Treasurer	2013	300,173	96,792	215,600	—	11,001	623,566
	2012	261,719	89,438	252,700	—	7,951	611,808

D. Wynne Roberts,	2014	415,000	214,763	228,550	167,772	8,208	1,034,293
CEO of Synergy WorldWide(B)	2013	384,635	210,716	821,700	—	20,430	1,437,481
	2012	293,870	195,000	1,054,350	—	3,341	1,546,561

Richard D. Strulson,	2014	305,000	140,910	114,275	83,894	59,867	703,946
EVP, GC, CCO & Secretary(C)	2013	49,269	50,000	507,000	—	78,184	684,453
	2012	—	—	—	—	—	—

Matthew L. Tripp,	2014	275,000	115,500	114,275	83,894	10,770	599,439
Chief Scientific Officer(D)	2013	181,923	62,061	292,000	—	66,814	602,798
	2012	—	—	—	—	—	—

(A) On March 6, 2013, we announced the appointment of Mr. Probert as the Interim Chief Executive Officer and full-time status, effective April 1, 2013. Mr. Probert had previously been serving as Executive Chairman of the Board with a 50% time commitment.  Subsequently, Mr. Probert was appointed as the Chief Executive Officer, effective October 1, 2013.

(B) On January 30, 2012, we announced the appointment of Mr. Roberts as President and Chief Operating Officer. In December 2014, Mr. Roberts was subsequently appointed as the Chief Executive Officer of Synergy WorldWide.

(C) On October 3, 2013, we announced the appointment of Mr. Strulson as the Executive Vice President, General Counsel, Chief Compliance Officer, and Secretary.

(D) On April 23, 2013, we announced the appointment of Mr. Tripp as the Executive Vice President and Chief Scientific Officer.

(1)                                 Amounts for 2014 include amounts that were deferred from the executive salaries into the 401(k) plan for 2014, as follows: Mr. Probert—$17,500; Mr. Bunker—$23,000; Mr. Roberts—$0; Mr. Strulson—$13,741; and Mr. Tripp—$23,000.  Mr. Probert, Mr. Strulson, and Mr. Tripp were all hired into their current positions in 2013.

(2)                                 For a detailed discussion of bonus payments made in 2014 under the Company’s cash bonus program, see the section above entitled “Compensation Discussion and Analysis—Cash bonus.”

(3)                                 Amounts reflect the aggregate grant date fair value of the stock option grant made in each applicable fiscal year, in each instance calculated in accordance with FASB ASC Topic 718. See Note 11 to the Notes to Consolidated Financial Statements set forth in Item 8 of the 2014 Annual Report filed on Form 10-K filed with the SEC on March 13, 2015 for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded.  The equity awards are time-based stock options.

(4)                                 Amounts reflect the aggregate grant date fair value of the restricted stock unit grant made in each applicable fiscal year, in each instance calculated in accordance with FASB ASC Topic 718. See Note 11 to the Notes to Consolidated Financial Statements set forth in Item 8 of the 2014 Annual Report filed on Form 10-K filed with the SEC on March 13, 2015 for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded.  The equity awards are time-based restricted stock units.

(5)                                 “All Other Compensation” includes the following amounts paid by the Company for the fiscal year ended December 31, 2014. The amounts disclosed are the actual costs to the Company of providing these benefits.

Name	401(k) Plan Company Contribution ($)	Life Insurance Premium($)	Disability Insurance Premium ($)	Miscellaneous Other ($)		Total ($)
Gregory L. Probert	7,526	7,526	540	112,713	(A)	128,304
Stephen M. Bunker	7,800	2,971	360	—		11,030
D. Wynne Roberts	—	6,306	540	1,362	(B)	6,846
Richard D. Strulson	6,300	1,040	360	52,167	(C)	59,867
Matthew L. Tripp	6,342	4,068	360	—		10,770

(A)       Includes the reimbursement of reasonable commuting, temporary housing, automobile and other miscellaneous expenses associated with his travel between Los Angeles, California, and Lehi, Utah of $69,689 and the personal tax liability associated with these benefits of $43,024. In accordance with his amended and restated employment agreement, Mr. Probert will be relocating to Utah, which will end the need to reimburse him for temporary housing and travel once the relocation is complete.

(B)       Includes the reimbursement of travel expenses of $1,362.

(C)       Includes the reimbursement of relocation expenses of $50,000 and the cost of COBRA coverage of $2,167.

Grants of Plan-Based Awards in Fiscal Year 2014

The following table provides certain summary information concerning each grant of an award made to named executive officers in 2014 under a compensation plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Stock Awards		Adjusted Exercise or Base Price of Option	Aggregate Grant Date Fair Value of Stock Option Awards
Name	Grant Date		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	($/Sh)		Awards	($)
Gregory L. Probert	—		525,000	918,750	—	—	—	—		—	—
Gregory L. Probert	2/11/2014	(1)	—	—	12,500	50,000	—	15.38	*	13.88	326,500
Gregory L. Probert	2/11/2014	(2)	—	—	4,166	16,667	—	15.38	*	—	239,672
Gregory L. Probert	9/19/2014	(3)	—	—	413	1,652	—	15.00	*	—	—
Stephen M. Bunker	—		167,750	293,563	—	—	—	—		—	—
Stephen M. Bunker	2/11/2014	(1)	—	—	4,375	17,500	—	15.38	*	13.88	114,275
Stephen M. Bunker	2/11/2014	(2)	—	—	1,458	5,834	—	15.38	*	—	83,894
Stephen M. Bunker	9/19/2014	(3)	—	—	144	578	—	15.00	*	—	—
D. Wynne Roberts	—		311,250	544,688	—	—	—	—		—	—
D. Wynne Roberts	2/11/2014	(1)	—	—	8,750	35,000	—	15.38	*	13.88	228,550
D. Wynne Roberts	2/11/2014	(2)	—	—	2,916	11,667	—	15.38	*	—	167,772
D. Wynne Roberts	9/19/2014	(3)	—	—	289	1,156	—	15.00	*	—	—
Richard D. Strulson	—		167,750	293,563	—	—	—	—		—	—
Richard D. Strulson	2/11/2014	(1)	—	—	4,375	17,500	—	15.38	*	13.88	114,275
Richard D. Strulson	2/11/2014	(2)	—	—	1,458	5,834	—	15.38	*	—	83,894
Richard D. Strulson	9/19/2014	(3)	—	—	144	578	—	15.00	*	—	—
Matthew L. Tripp	—		137,500	240,625	—	—	—	—		—	—
Matthew L. Tripp	2/11/2014	(1)	—	—	4,375	17,500	—	15.38	*	13.88	114,275
Matthew L. Tripp	2/11/2014	(2)	—	—	1,458	5,834	—	15.38	*	—	83,894
Matthew L. Tripp	9/19/2014	(3)	—	—	144	578	—	15.00	*	—	—

* On September 19, 2014, the Company paid a special cash dividend of $1.50 per common share. In accordance with the provisions of the Company’s stock incentive plans, the exercise price of all outstanding stock options on the ex-dividend date were decreased by $1.50 per share in order to prevent a dilution of benefits or potential benefits intended to be made available to the stock option holders.

(1)         Option grant vests in four equal annual installments over each year of service measured from February 11, 2014, subject to the executive’s continued employment with the Company. Amounts reflect the aggregate grant date fair value of the option grant made in each applicable fiscal year, in each instance calculated in accordance with FASB ASC Topic 718.  These options are also subject to accelerated vesting upon a change of control of the Company.  See section below entitled “Employment Agreements and Potential Payments upon Termination or Change in Control.”

(2)         RSU grant vests in four equal annual installments over each year of service measured from February 11, 2014, subject to the executive’s continued employment with the Company. Amounts reflect the aggregate grant date fair value of the option grant made in each applicable fiscal year, in each instance calculated in accordance with FASB ASC Topic 718.  These options are also subject to accelerated vesting upon a change of control of the Company.  See section below entitled “Employment Agreements and Potential Payments upon Termination or Change in Control.”

(3)         On September 19, 2014, the Company paid a special cash dividend of $1.50 per common share. In accordance with the provisions of the Company’s stock incentive plans, in order to prevent a dilution of benefits or potential benefits intended to be made available to the RSU holders, additional RSUs were granted with zero fair value.

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2014.

	Stock Awards	Options Awards
Name	Number of Securities Underlying Unearned RSUs (#)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Gregory L. Probert	—	100,000	—	—	12.05	6/16/2021	(1)
	—	100,000	—	—	12.05	6/16/2021	(2)
	—	18,750	18,750	—	11.52	3/1/2022	(3)
	—	—	—	12,500	11.52	3/1/2022	(4)
	—	18,750	56,250	—	11.98	3/5/2023	(5)
	—	—	—	25,000	11.98	3/5/2023	(6)
	—	25,000	—	—	12.72	4/1/2023	(7)
	—	—	50,000	—	13.88	2/11/2024	(8)
	18,319	—	—	—	—	—	(9)
TOTAL	18,319	262,500	125,000	37,500

Stephen M. Bunker	—	44,000	—	—	8.37	5/10/2020	(10)
	—	30,000	—	—	5.88	1/3/2021	(10)
	—	13,125	13,125	—	11.52	3/1/2022	(3)
	—	—	—	8,750	11.52	3/1/2022	(4)
	—	6,563	19,687	—	11.98	3/5/2023	(5)
	—	—	—	8,750	11.98	3/5/2023	(6)
	—	—	17,500	—	13.88	2/11/2024	(8)
	6,412	—	—	—	—	—	(9)
TOTAL	6,412	93,688	50,312	17,500

D. Wynne Roberts	—	45,000	90,000	—	12.85	2/6/2022	(11)
	—	13,125	39,375	—	11.98	3/5/2023	(5)
	—	—	—	17,500	11.98	3/5/2023	(6)
	—	16,667	33,333	—	16.82	10/7/2023	(12)
	—	—	35,000	—	13.88	2/11/2024	(8)
	12,823	—	—	—	—	—	(9)
TOTAL	12,823	74,792	197,708	17,500

Richard D. Strulson	—	21,667	43,333	—	16.80	11/4/2023	(13)
	—	—	17,500	—	13.88	2/11/2024	(8)
	6,412	—	—	—	—	—	(9)
TOTAL	6,412	21,667	60,833	—

Matthew L. Tripp	—	16,667	33,333	—	11.63	5/6/2023	(14)
	—	—	17,500	—	13.88	2/11/2024	(8)
	6,412	—	—	—	—	—	(9)
TOTAL	6,412	16,667	50,833	—

On September 19, 2014, the Company paid a special cash dividend of $1.50 per common share. In accordance with the provisions of the Company’s stock incentive plans, the exercise price of all outstanding stock options on the ex-dividend date were decreased by $1.50 per share in order to prevent a dilution of benefits or potential benefits intended to be made available to the stock option holders.  This was a modification required by the stock plan for capitalization adjustments, and was not a goal reset or repricing transaction. Also, in accordance with the provisions of the Company’s stock incentive plans, additional RSUs were issued in order to prevent a dilution of benefits or potential benefits intended to be made available to the RSU holders.

(1)         Option grant vested in three equal installments upon the achievement of 6.0%, 8.0% or 10.0% operating income margins as reported, adjusted for stock-based compensation expense, during four of five consecutive fiscal quarters.

(2)         Option vests in three equal annual installments over each year of service, measured from June 16, 2011, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company or involuntary termination without cause of the executive by the Company.

(3)         Option vests in four equal annual installments over each year of service measured from March 1, 2012, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability, certain terminations following a change of control of the Company, or upon an involuntary termination without cause of the executive by the Company. The option will vest with respect to the additional shares in which the executive would have vested had the executive remained employed for an additional period of 12 months.

(4)         Option grant vests based upon the achievement of between 5.0% and 10.0% cumulative annual net sales revenue growth over a rolling two year period commencing January 1, 2014, subject to the Company maintaining at least an 8.0% operating income margin during the applicable period. The options held by our named executive officers are subject to accelerated vesting upon a change of control of the Company or termination of the executive’s employment by reason of death or disability.

(5)         Option vests in four equal annual installments over each year of service measured from March 5, 2013, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(6)         Option grant vests based upon the achievement of between $390.6 million and $469.9 million in rolling annual net sales revenue over a one-year period commencing April 1, 2013. The options held by our named executive officers are subject to accelerated vesting upon a change of control of the Company or termination of the executive’s employment by reason of death or disability.

(7)         Options vested on April 1, 2014, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company or involuntary termination without cause of the executive by the Company.

(8)         Option vests in four equal annual installments over each year of service measured from February 11, 2014, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(9)         RSU vests in four equal annual installments over each year of service measured from February 11, 2014, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(10)  Option grant vested in three equal installments upon the achievement of 6.0%, 8.0% or 10.0% operating income margins as reported, adjusted for stock-based compensation expense, during four of five consecutive fiscal quarters.

(11)  Option vests in three equal annual installments over each year of service measured from February 6, 2012, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company.

(12)  Option vests in three equal annual installments over each year of service measured from October 7, 2013, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company.

(13)  Option vests in three equal annual installments over each year of service measured from November 4, 2013, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company.

(14)  Option vests in three equal annual installments over each year of service measured from May 6, 2013, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company or involuntary termination without cause of the executive by the Company.

Option Exercises for 2014

There were no options exercised in 2014 by the named executive officers.

Pension Benefits for 2014

The Company does not have a pension plan in which the named executive officers can participate to receive payments or other benefits at, following, or in connection with retirement.

Employment Agreements and Potential Payments Upon a Change in Control

The Company has employment agreements in place with each of its named executive officers. Among other things, these employment agreements set minimum annual base salaries for each named executive officer and also establish that each named executive officer is eligible to participate in the Company’s executive bonus program. Payment of any bonus will be at the sole discretion of the Compensation Committee. The following table includes the minimum annual base salary pursuant to the terms of their respective employment agreements and their base salaries as of December 31, 2014, as established by the Compensation Committee in accordance with the terms of their respective employment agreements:

Name	Minimum Annual Base Salary ($)		Base Salary as of December 31, 2014 ($)
Gregory L. Probert	525,000	*	525,000
Stephen M. Bunker	200,360		305,000
D. Wynne Roberts	325,000		415,000
Richard D. Strulson	305,000		305,000
Matthew L. Tripp	275,000		275,000

*See further discussion of Mr. Probert’s Amended and Restated Employment Agreement below that was entered into subsequent to December 31, 2014, and provides for an annual base salary of $600,000.

Pursuant to the terms of the employment agreement for each of our named executive officers (other than Mr. Probert, whose agreement is described below), each named executive officer is eligible to receive certain termination benefits. The employment agreements for our named executive officers provide that in the event the named executive officer is terminated by the Company without cause or in the event the named executive officer’s employment ceases due to death or incapacity, he will be entitled to receive a severance payment equal to his annual base salary for the year of termination payable in 12 equal monthly installments and continued medical insurance coverage for 12 months, together with a reimbursement of up to $6,000 of any tax liability incurred by the executive in the event benefits received pursuant to such continued coverage result in taxable income to the executive. Pursuant to the terms of their employment agreements, for a period of one year after the cessation of the named executive officer’s employment, the named executive officer will be subject to certain non-compete and non-solicitation covenants.

Mr. Probert’s Amended and Restated Employment Agreement

On February 11, 2015, the Company entered into an amended and restated employment agreement with Gregory L. Probert, who serves as the Company’s Chairman and Chief Executive Officer. Pursuant to the terms of the agreement, Mr. Probert is entitled to certain compensation and benefits, including an increase to $600,000 of his annual base salary, and an option to purchase 185,000 shares of Common Stock of the Company.  The agreement provides that Mr. Probert will permanently relocate to Utah, with the Company assisting in the relocation as follows: (i) reimbursement of not less than three (3) round trip airline tickets for both Mr. Probert and his spouse to travel from Los Angeles, California to Salt Lake City, Utah for purposes of investigating and locating a new home; (ii) a lump sum of $94,000 (subject to deductions for taxes and withholdings) to cover reasonable commuting, temporary housing, automobile and other miscellaneous expenses associated with his travel between Los Angeles, California, and Lehi, Utah, prior to his permanent relocation to Utah; and (iii) the standard relocation benefits for executives, including the payment of reasonable real estate fees. However, the agreement provides that the relocation benefits payable to Mr. Probert shall be capped at three-hundred thousand dollars ($300,000).

The agreement provides that in the event that Mr. Probert is terminated by the Company without cause, or by him for “good reason”, or by reason of death or incapacity, he will be entitled to receive as follows: (a) monthly severance payments equal to one-twelfth of his annual base salary as of the date of termination for a period equal to 18 months; (b) a pro-rata bonus (based on the number of full or partial calendar months he remained employed) for the Company’s fiscal year in which such termination occurs payable at the same time as similar bonuses are paid to the Companies’ other executive employees; and (c) reimbursement for up to 18 months for the cost of COBRA, if elected, in accordance with the Company plan applicable to Company employees then currently in effect.

The agreement also provides that in the event of a change of control that results in termination of Mr. Probert’s employment, he will be entitled to receive as follows: (x) a lump sum payment equal to one and one-half (1 ½) times his annual target cash compensation (defined as his annual base salary plus his annual target bonus of 100% of base salary), payable within 60 days of the change of control event; and (y) a pro-rata bonus (based on the number of full or partial calendar months he remained employed) for the Company’s fiscal year in which such termination occurs, payable at the same time as similar bonuses are paid to the Companies’ other executive employees; and (z) reimbursement for up to 18 months for the cost of COBRA, if elected, in accordance with the Company plan applicable to Company employees then currently in effect.

In addition, Mr. Probert’s covenant not to compete has been extended to 18 months post termination.

Under the agreement, Mr. Probert is required to maintain ownership of capital stock or an equity position (“Equity”) in the Company having an aggregate value of $1 million. The agreement provides that such Equity position may be maintained by accumulating such Equity through the vesting of Mr. Probert’s future grants of stock options and Restricted Stock Units (“RSUs”), in addition to shares of the Company’s capital stock that Mr. Probert currently owns, and the vesting of his existing grants of stock options and RSUs.

The agreement also includes a global incentive “clawback” provision pursuant to which, in the event that during the agreement, and for a period of two (2) years after termination of the agreement, Company is required to restate its financial statements due to a material non-compliance with any applicable financial reporting requirement or securities law as determined by the Company’s Board of Directors, Company shall have the right, exercisable in its sole discretion, to review the amount of cash compensation paid to Mr. Probert and the amount of unvested equity compensation granted to him pursuant to existing grants of stock options and RSUs (collectively, “Compensation”) during the period of time encompassed by the restatement, provided, however, that this look-back period shall be no longer than two (2) years, and recalculate Mr. Probert’s Compensation for the look-back period based upon the restated financial statements.  If, pursuant to this review and recalculation, the amount of Compensation that the Company would have paid under the restated financial statements for the look-back period is less than the actual amount of Compensation that was paid to Mr. Probert during the look-back period, Mr. Probert shall repay the difference to Company in a time and manner mutually agreed to between Company and Mr. Probert.

Equity Awards

Each outstanding option held by our named executive officers will accelerate in full upon a termination for good reason by the executive within 24 months following a change in control.  Immediate vesting will also occur upon a change in control of the Company in which the option is not assumed or replaced.  A change in control generally includes: (i) acquisition of more than fifty percent (50%) of the Company’s voting stock by any person or group of related persons; (ii) consummation of a merger or consolidation as a result of which less than 50% of the outstanding voting securities are owned by stockholders of the Company immediately prior to such reorganization, (iii) consummation of a sale of all or substantially all of the Company’s assets, (iv) a change in the composition of the Board such that a majority of the directors who are currently on the Board, together with those subsequently nominated by such directors, no longer constitute a majority of the Board.

Potential Payments upon Termination

The following table sets forth the estimated payments and benefits that would have been payable to all of the named executive officers under their agreements in the termination circumstances as described above had their employment terminated on December 31, 2014. All cash payments are assumed to be made in a lump sum and would be paid by the Company. There is no Change-in-Control excise tax protection provided to any of the named executive officers. The amounts set forth in this table represent estimates and forward-looking information that is subject to substantial variation, based on the timing of the triggering event. The Company cautions the reader to consider these limitations in reviewing the following table.

	Mr. Probert	Mr. Bunker	Mr. Roberts	Mr. Strulson	Mr. Tripp
Salary severance	$525,000	$305,000	$415,000	$305,000	$275,000
Continued Medical Insurance Coverage	8,100	8,100	8,100	8,100	8,100
Value of Accelerated Vesting (1)	652,363	264,424	473,112	111,466	217,799
Other Benefits (2)	—	6,000	—	—	—
TOTAL	1,185,463	575,424	896,212	424,566	500,899

(1)         Represents the intrinsic value of accelerated vesting of all outstanding awards based on $14.82 closing price per share of Common Stock on December 31, 2014.

(2)         Represents  reimbursement of up to $6,000 of any tax liability incurred by the named executive officer in the event benefits received pursuant to continued medical insurance coverage result in taxable income to the named executive officer.

Potential Payment upon a Change in Control (No Termination of Employment)

The following outstanding equity awards held by each named executive officer will vest in full upon a change in control transaction.

	Mr. Probert	Mr. Bunker	Mr. Roberts	Mr. Strulson	Mr. Tripp
Value of Accelerated Vesting (1)	$652,363	$264,424	$473,112	$111,466	$217,799

(1) Represents the intrinsic value of the accelerated vesting of all of the named executive officer’s stock awards based on the $14.82 closing price per share of the Company’s Common Stock on December 31, 2014.

Equity Compensation Plans

The following table contains information regarding the Company’s equity compensation plans as of December 31, 2014:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	2,217,480	$11.96	20,753

(1)         Consists of two plans:  The Nature’s Sunshine Products, Inc. 2012 Stock Incentive Plan (the “2012 Incentive Plan”) and the Nature’s Sunshine Products, Inc. 2009 Stock Incentive Plan (the “2009 Incentive Plan”). The 2012 Incentive Plan was approved by shareholders on August 1, 2012. The 2009 Incentive Plan was approved by shareholders on November 6, 2009. The terms of these plans are summarized in Note 10, “Capital Transactions”, of the Notes to Consolidated Financial Statements in Item 8, Part 2 of form 10-K filed on March 13, 2015, with the SEC.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board’s Audit Committee is responsible for review, approval, or ratification of “related-party transactions” as defined under applicable SEC rules that involve the Company or its subsidiaries. We have adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related party has a direct or indirect material interest. If the Audit Committee determines a related party has a material interest in a transaction, the Audit Committee may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

Eugene L. Hughes, a former member of our Board of Directors, retired as an employee of the Company effective as of December 22, 2008. The Company and Mr. Hughes entered into a Retirement and Consulting Agreement, dated as of December 9, 2008, pursuant to which Mr. Hughes provides consulting services to the Company for an initial term of eight years following his retirement. In exchange for such consulting services, Mr. Hughes will receive an annual compensation of $215,000 for the first two years of service, and an annual compensation of $100,000 for the remainder of the initial term.

Kristine F. Hughes, the Vice Chairperson of our Board of Directors, is the spouse of Mr. Hughes, who is an emeritus member of our Board of Directors.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” the proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (i) notify your broker, (ii) direct your written request to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, or (3) contact Nature’s Sunshine directly at (801) 341-7900. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request at the address or telephone number above, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of these materials was delivered.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that the proxies in the enclosed form will be voted in accordance with the judgment of the person voting the proxies.

Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you hold, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to vote as promptly as possible. You may vote your shares by visiting the website http://www.proxyvote.com. To limit printing and other expenses for the Company and its shareholders, shareholders will not receive a printed copy of the proxy materials unless they have previously made a permanent election to receive these materials in printed form. Timely voting will ensure your representation at the Annual Meeting. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

By Order of the Board of Directors
/s/ RICHARD D. STRULSON

Richard D. Strulson
Lehi, Utah	Executive Vice President, General Counsel,
March 27, 2015	Chief Compliance Officer and Secretary

NATURE’S SUNSHINE PRODUCTS, INC.

PROXY OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 6, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received the notice of Annual Meeting of Shareholders and Proxy Statement, hereby revokes all previous proxies and appoints Gregory L. Probert and Stephen M. Bunker, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Nature’s Sunshine Products, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Nature’s Sunshine Products, Inc. Annual Meeting of Shareholders to be held on May 6, 2015, at 10:00 AM Mountain Daylight Time, at our principal executive offices located at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could have if personally present thereat.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS TWO, THREE, AND FOUR. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK, AS SHOWN HERE: ☒.

1.                                      Proposal One. Election of Directors (Term to Expire at the 2016 Annual Meeting)

☐	FOR all nominees	Nominees:	☐ Li Dongjiu
☐ Albert R. Dowden
☐ Kristine F. Hughes
☐ Robert B. Mercer
☐ Willem Mesdag
☐ Gregory L. Probert
☐ Mary Beth Springer
☐ Rebecca L. Steinfort
☐ Jeffrey D. Watkins
☐	WITHHOLD AUTHORITY to vote for all nominees
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:  To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and mark the box next to each nominee you wish to withhold, as shown here: ☒

2.                                      Proposal Two. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.                                      Proposal Three. An advisory resolution to approve the compensation of the named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ABOVE. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE FIVE NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS, FOR PROPOSALS TWO AND THREE. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.

Signature of Shareholder	Signature of Shareholder

Date	Date

NOTE:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.